                    INFORMATION TECHNOLOGY SERVICES AGREEMENT

                                 BY AND BETWEEN

                                      UICI

                                       AND

                             INSURDATA INCORPORATED




                                 January 3, 2000



                                                         TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.     BACKGROUND AND OBJECTIVES..................................................................................1

2.     DEFINITIONS AND DOCUMENTS..................................................................................2
2.1             Definitions.......................................................................................2
2.2             Other Terms.......................................................................................6
2.3             Associated Contract Documents.....................................................................6

3.     TERM.......................................................................................................6
3.1             Initial Term......................................................................................6
3.2             Extension.........................................................................................7

4.     SERVICES...................................................................................................7
4.1             Overview..........................................................................................7
4.2             Transfer Assistance Services......................................................................7

5.     REQUIRED CONSENTS.........................................................................................10

6.     FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED
       WITH THE PROVISION OF SERVICES............................................................................10
6.1             Service Facilities...............................................................................10
6.2             Software.........................................................................................12
6.3             Equipment........................................................................................12
6.4             Third Party Contracts............................................................................13
6.5             License to UICI Software.........................................................................13
6.6             Insurdata Assets; Shared Assets..................................................................13
6.7             Access to Third Party Software and Maintenance...................................................14
6.8             Notice of Defaults...............................................................................14

7.     SERVICE LEVELS............................................................................................14
7.1             General..........................................................................................14
7.2             Service Level Credits............................................................................14
7.3             Problem Analysis.................................................................................15
7.4             Continuous Improvement Reviews...................................................................15
7.5             Measurement and Monitoring.......................................................................15

8.     PROJECT PERSONNEL.........................................................................................15
8.1             Key Insurdata Personnel..........................................................................15
8.2             Insurdata Project Executive......................................................................16
8.3             Insurdata Personnel Are Not UICI Employees.......................................................16
8.4             Replacement, Qualifications, and Retention of Insurdata Personnel................................17
8.5             Conduct of Insurdata Personnel...................................................................17
8.6             Substance Abuse..................................................................................17
8.7             Hiring of Employees..............................................................................18
8.8             Assignment of Personnel..........................................................................18

9.     INSURDATA RESPONSIBILITIES................................................................................18
9.1             Policy and Procedures Manual.....................................................................18
9.2             Cooperation with UICI Third Party Contractors....................................................18
9.3             Reports..........................................................................................19
9.4             Meetings.........................................................................................19
9.5             Quality Assurance................................................................................20

9.7             Change Control...................................................................................20
9.8             Software Currency................................................................................20
9.9             Year 2000 Compliance.............................................................................20
9.11            Audit Rights.....................................................................................21
9.12            Subcontractors...................................................................................22

10.    UICI RESPONSIBILITIES.....................................................................................23
10.1            Responsibilities.................................................................................23

11.    CHARGES...................................................................................................23
11.1            General..........................................................................................23
11.2            Incidental Expenses..............................................................................24
11.3            Taxes............................................................................................24
11.4            New Services and Projects........................................................................25
11.5            Proration........................................................................................26
11.6            Refundable Items.................................................................................26
11.7            Most Favored Nations Pricing.....................................................................26

12.    INVOICING AND PAYMENT.....................................................................................27
12.1            Invoicing........................................................................................27
12.2            Set Off..........................................................................................27
12.3            Disputed Charges.................................................................................27
12.4            No Implied Charges...............................................................................28
12.5            Records..........................................................................................28
12.6            Late Payment.....................................................................................28

13.    UICI DATA AND OTHER PROPRIETARY INFORMATION...............................................................28
13.1            UICI Ownership of UICI Data......................................................................28
13.2            Safeguarding UICI Data...........................................................................29
13.3            Confidentiality..................................................................................29
13.4            File Access......................................................................................31

14.    OWNERSHIP OF MATERIALS....................................................................................31
14.1            UICI Owned Materials.............................................................................31
14.2            Developed Materials..............................................................................31
14.3            Other Materials..................................................................................32
14.4            General Rights...................................................................................32
14.5            UICI Rights Upon Expiration or Termination of Agreement..........................................33

15.    REPRESENTATIONS AND WARRANTIES............................................................................33
15.1            Work Standards...................................................................................33
15.2            Maintenance......................................................................................33
15.3            Efficiency and Cost Effectiveness................................................................33
15.4            Developed Materials..............................................................................34
15.5            Non-Infringement.................................................................................34
15.6            Authorization....................................................................................34
15.7            Malicious Code...................................................................................35
15.8            Disabling Code...................................................................................35
15.9            Compliance with Laws.............................................................................35
15.10           Remedy...........................................................................................35
15.11           Disclaimer of Warranties.........................................................................35

16.    INSURANCE AND RISK OF LOSS................................................................................36
16.1            Insurance........................................................................................36
16.2            Risk of Loss.....................................................................................37

17.    INDEMNITIES...............................................................................................37
17.1            Indemnity by Insurdata...........................................................................37
17.2            Indemnity by UICI................................................................................38
17.3            Additional Indemnities...........................................................................38
17.4            Infringement.....................................................................................38
17.5            Indemnification Procedures.......................................................................39
17.6            Indemnification Procedures -- Governmental Claims................................................40
17.7            Subrogation......................................................................................40

18.    LIABILITY.................................................................................................40
18.1            General Intent...................................................................................40
18.2            Force Majeure....................................................................................40
18.3            Limitation of Liability..........................................................................41

19.    CONTRACT GOVERNANCE AND DISPUTE RESOLUTION................................................................42
19.1            Informal Dispute Resolution......................................................................42
19.2            Binding Arbitration..............................................................................43
19.3            Jurisdiction.....................................................................................43
19.4            Continued Performance............................................................................43
19.5            Governing Law....................................................................................43
19.6            Expiration of Claims.............................................................................44

20.    TERMINATION...............................................................................................44
20.1            Termination for Cause............................................................................44
20.2            Critical Services................................................................................45
20.3            Termination for Convenience......................................................................45
20.4            UICI's Right to Extend the Termination Date......................................................45
20.5            Termination upon Insurdata Change of Control.....................................................45
20.6            Equitable Remedies...............................................................................45

21.    GENERAL...................................................................................................46
21.1            Binding Nature and Assignment....................................................................46
21.2            Entire Agreement; Amendment......................................................................46
21.3            Compliance with Laws and Regulations.............................................................47
21.4            Notices..........................................................................................47
21.5            Counterparts.....................................................................................48
21.6            Headings.........................................................................................48
21.7            Relationship of Parties..........................................................................48
21.8            Severability.....................................................................................48
21.9            Consents and Approval............................................................................48
21.10           Waiver of Default; Cumulative Remedies...........................................................49
21.11           Survival.........................................................................................49
21.12           Publicity........................................................................................49
21.13           Service Marks....................................................................................49
21.14           Export...........................................................................................49
21.15           Third Party Beneficiaries........................................................................49
21.16           Order of Precedence..............................................................................50
21.17           Further Assurances...............................................................................50
21.18           Liens............................................................................................50
21.19           Covenant of Good Faith...........................................................................50
21.20           Acknowledgment...................................................................................50
21.21           Related Entities.................................................................................50
21.22           Remarketing......................................................................................50

                                    SCHEDULES

A        Key Insurdata Positions and Critical Support Personnel
B        Services
C        Service Levels and Performance Credits
D        Insurdata Charges
E        UICI Facilities
F        Insurdata Facilities
G        Eligible Recipients
H        Reports

                    INFORMATION TECHNOLOGY SERVICES AGREEMENT

         This Information Technology Services Agreement (the "Agreement") is entered into effective January 3, 2000 (the "Effective Date") by and between UICI, a Delaware corporation having offices at 4001 McEwen, Suite 200, Dallas, Texas 75244 ("UICI"), and Insurdata Incorporated, a Texas corporation having offices at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039 ("Insurdata").

                                R E C I T A L S:

         WHEREAS, prior to the Effective Date, Insurdata performed for UICI and its affiliates certain information technology services pursuant to the Existing Agreements;

         WHEREAS, UICI, Provident American Corporation, HealthAxis.com, Inc. ("HealthAxis") and Insurdata, have entered into that certain Agreement and Plan of Merger dated December 6, 1999 (the "Merger Agreement") pursuant to which Insurdata will be merged with and into HealthAxis;

         WHEREAS, it is a condition precedent of the closing of the transaction contemplated by the Merger Agreement that UICI and Insurdata enter into this Agreement pursuant to which Insurdata shall provide to UICI and its affiliates those information technology services that were provided pursuant to the Existing Agreements, as well as the other information technology services described herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, UICI and Insurdata (collectively, the "Parties", and each, a "Party") hereby agree as follows:

1.       BACKGROUND AND OBJECTIVES

1.1 UICI and Insurdata desire to amend and restate the terms and conditions pursuant to which Insurdata provides certain information technology services pursuant to the Existing Agreements.

1.2 The Parties acknowledge and agree that the specific goals and objectives of the Parties in entering into this Agreement are to:

         o Provide services that meet UICI's and the Eligible Recipients' needs and show steady improvement;

         o        Align information technology with business drivers;

         o Permit UICI and the Eligible Recipients to focus their internal resources on their core competencies;

         o Accelerate the deployment of a single integrated information technology strategy;

         o Provide better cost visibility and variability to UICI and the Eligible Recipients for improved cost management and information technology investment leverage; and

         o        Reduce information technology assets as appropriate.

1.3 The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' obligations or alter the plain meaning of this Agreement's terms and conditions, as set forth hereinafter. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to be consistent with the background and objectives set forth in this Article 1.

2.       DEFINITIONS AND DOCUMENTS

2.1      Definitions

         As used in this Agreement:

         "Affiliate" means, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.

         "Agreement" shall have the meaning given such term in the preamble to this Agreement.

         "Charges" means the amounts set forth in this Agreement as charges for the Services.

         "Change of Control" shall have the meaning set forth in Section 20.5 hereof.

          "Control" and its derivatives mean the legal, beneficial or equitable ownership, directly or indirectly, of 50% or more of the aggregate of all voting equity interests in an Entity or equity interests having the right to 50% or more of the profits of an Entity or, in the event of dissolution, to 50% or more of the assets of an Entity and, in the case of a general partnership, also includes the holding by an Entity (or one of its Affiliates) of the position of sole general partner.

         "Critical Support Personnel" means those Insurdata Personnel identified in Schedule A as critical to the ongoing success of Insurdata's delivery of information technology services to UICI and the Eligible Recipients.

         "Data Center" means any controlled, consolidated and specialized location where computing equipment (e.g., mainframe, midrange, telecommunications or server hardware) resides for the delivery of the Services to UICI as set forth in Schedules E and F.

         "Developed Materials" shall mean all Materials developed by Insurdata to perform its obligations under this Agreement or under the Existing Agreements.

         "Effective Date" shall have the meaning given such term in the preamble to this Agreement.

         "Eligible Recipients" means the Entities listed in Schedule G.

         "End User" means UICI and all Eligible Recipients designated by UICI to receive Services provided by Insurdata, and the Personnel of each of them.

         "Entity" means a corporation, partnership, joint venture, trust, limited liability company, association, or other organization or legal entity.

         "Equipment" means all mainframe, midrange, distributed, network, telecommunications and related computing equipment procured, provided, operated, supported or used by Insurdata and required to perform the Services.

         "Equipment Leases" means all leasing arrangements whereby UICI leases Equipment that will be used by Insurdata to perform the Services.

         "Event of Loss" shall have the meaning given such term in Section 16.2.

         "Excluded Agreements" means each of the following, as amended:

         (a) License and Services Agreement dated January 1, 1999, between UICI Administrators, Inc. and Insurdata; and

         (b) Agreement dated April 12, 1999, effective May 1, 1999, between The MEGA Life and Health Insurance Company and Mid West National Life Insurance Company of Tennessee and Insurdata Imaging Services, LLC.

         "Existing Agreements" means each of the following, as amended:

         (a) Shared Processing Facilities Agreement dated February 2, 1998 between Educational Finance Group, Inc., the Insurance Center and Insurdata;

         (b) MIS Agreement for Services effective as of April 1, 1997 between The MEGA Life and Health Insurance Company and Insurdata;

         (c) MIS Agreement for Services effective as of January 1, 1998 between Educational Finance Group, Inc. and Insurdata; and

         (d) Letter Agreement, dated February 9, 1998 between National Motor Club and Insurdata.

         "Existing Materials" shall have the meaning given such term in Section 14.1.

         "Fixed Price Project" shall mean a Project with respect to which Insurdata has quoted a fixed price in accordance with the scope, specifications, scheduling and other criteria contained in Section 11.4(a) hereof.

         "Insurdata Facilities" means the facilities owned or leased by Insurdata. For the avoidance of doubt, Insurdata Facilities include any facilities leased to Insurdata by UICI or other Eligible Recipients, including the facilities leased to Insurdata pursuant to that certain Office Lease between The MEGA Life and Health Insurance Company Real Estate Division and Insurdata.

         "Insurdata Personnel" means Personnel of Insurdata who are assigned to perform any Services under this Agreement.

         "Insurdata Project Executive" shall have the meaning given such term in
         Section 8.2 and shall describe the Insurdata representative responsible for both the day-to-day relationship with UICI, as well as the delivery of the Services to UICI.

         "Include" and its derivatives mean "including, without limitation". This term is as defined, whether or not capitalized in this Agreement.

          "Key Insurdata Personnel" means the Insurdata Personnel filling the positions designated in Schedule A as Key Insurdata Personnel.

         "Laws" mean all federal, state and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof.

         "Losses" mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

         "Malicious Code" means (i) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to intentionally halt, disable or interfere with the operation of the Software, code, program, or sub-program, itself, or
         (ii) any device, method, or token that permits any person to circumvent the normal security of the Software or the system containing the code.

         "Materials" means, collectively, Software, literary works, other works of authorship, specifications, design documents and analyses, programs, program listings, programming tools, documentation, reports, drawings and similar work product.

         "New Services" means services, functions and responsibilities that are not described on Schedule B or otherwise provided for in this Agreement.

         "Out-of-Pocket Expenses" means reasonable and actual out-of-pocket expenses incurred by Insurdata for which Insurdata is entitled to be reimbursed by UICI under this Agreement.

         "Performance Standards" means, individually and collectively, (i) the Service Levels and the other quantitative and qualitative performance standards and commitments for the Services contained in Schedule C and
         (ii) all Laws applicable to the provision of the Services.

         "Personnel" means, with respect to an Entity, the employees, agents, contractors and representatives of such Entity.

         "Policy and Procedures Manual" means the current versions of:

         (a)      the NRH Data Center Operations Procedures, Vols. I-III;

         (b) the Insurance Center Policy & Procedures, Maintenance Request, Version 1.5;

         (c)      the Production Center Policy & Procedures, Version 2;

         (d) the NRH Data Center Disaster Recovery Plan, Release 1.1, updated September 20, 1998;

         (e) the Methodology Overview for Insur-Method Life Cycle, and each guide for each stage of the life cycle described therein; and

         (f) the Insur-Method Project Management Handbook, version 2.5; March 1998.

         "Project" shall mean any initiative requested to be undertaken that is expected to require at least 128 man-hours to complete.

         "Proprietary Information" shall have the meaning given such term in
         Section 13.3.

         "Reports" shall have the meaning given such term in Section 9.3.

         "Required Consent Costs" shall have the meaning given such term in
         Section 5.

         "Required Consents" means: (a) the consents (if any) required to be obtained (i) to grant Insurdata the right to use and/or access the UICI Owned Software and Third Party Software in connection with providing the Services or (ii) to assign or transfer to UICI any Developed Materials; and (b) all other consents required from third parties in connection with Insurdata's provision of the Services.

         "Root Cause Analysis" means a formal process that diagnoses systemic or catastrophic problems to determine what corrective action should be taken to eliminate repeat failures.

         "Service Taxes" means all sales, lease, service, value-added, use, personal property, excise, consumption, and other taxes or duties that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by UICI or the Eligible Recipients from Insurdata.

         "Services" means, collectively the services, functions and responsibilities set forth in Article 4 and Schedule B as they may be supplemented, enhanced, modified or replaced by mutual agreement during the Term in accordance with this Agreement.

         "Service Levels" means the quantitative performance standards for the Services set forth in Schedule C.

         "Service Level Credits" shall have the meaning given such term in
         Section 7.2 and Schedule C.

         "Software" means software programs (including compilers, database management software, applications software, system software, utilities and other software programs), all associated documentation and all versions, upgrades and enhancements to the same.

         "Subcontractors" means subcontractors of Insurdata, including those approved in writing by UICI.

         "Term" means the five (5) year period that commences as of 12:00:01 a.m., EST, on the Effective Date and continues, unless this Agreement is terminated as provided herein or extended as provided in Sections
         3.2 or 20.5, in which case the Term shall end at 12:00 midnight on the effective date of such termination or the date to which this Agreement is extended.

         "Third Party Contracts" means all written third party agreements with UICI or the Eligible Recipients that have been used to provide the Services, including licenses to Third Party Software and other UICI Licensed Materials.

         "Third Party Software" means all Software products (and all modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) that are owned by third parties and used by Insurdata to provide the Services.

         "Transfer Assistance Services" means the termination/expiration assistance requested by UICI to allow the Services to continue without material interruption or material adverse effect, and to facilitate the orderly transfer of the Services to UICI or its designee, as such assistance is further described in Section 4.2.

         "UICI Data" means any data or tangible information of UICI or any Eligible Recipient that is provided by UICI or any Eligible Recipient to Insurdata in the performance of its obligations under this Agreement, including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets and finances of UICI or any Eligible Recipient. UICI Data also shall mean any data or information created, generated, collected or processed by Insurdata to provide the Services. Examples of UICI Data include any of the foregoing that are data processing input and output, service level measurements, asset information, third party service and product agreements, contract charges, and retained and pass-through expenses. UICI Data shall not include any data or tangible information relating to Insurdata's customer list; Insurdata's employment relationship with Insurdata employees; the manner in which Insurdata operates; technology that relates to the Insurdata business and not to the UICI business; facilities of Insurdata; consumer markets for services or products of Insurdata; Insurdata products; Insurdata capacities; Insurdata systems; Insurdata procedures; Insurdata security practices at Insurdata Facilities; research, templates and development conducted by Insurdata that is not paid for by UICI; Insurdata business affairs; and Insurdata finances.

         "UICI Equipment" means Equipment owned by or leased to UICI or an Eligible Recipient. UICI Equipment currently used by Insurdata as of the Effective Date is set forth in Schedule E.

         "UICI Facilities" means the facilities provided by UICI or the Eligible Recipient for the use of Insurdata to the extent necessary to provide the Services.

         "UICI Licensed Materials" means Third Party Software and other Materials that are proprietary to third parties to which UICI has obtained a license pursuant to a written agreement with such third party.

         "UICI Owned Materials" shall mean: (a) the Materials owned by UICI or an Eligible Recipient as of the Effective Date, and all enhancements and derivative works of such Materials, including United States and foreign intellectual property rights in such Materials, and (b) the Developed Materials.

         "UICI Owned Software" means Software owned by UICI.

         "UICI Personnel" means the employees, agents, contractors or representatives of UICI.

         "UICI Project Executive" shall have the meaning given such term in
         Section 10.1.

         "UICI Sites" or "Sites" means the offices or other facilities listed on Schedule E at or to which Insurdata is to provide the Services.

         "UICI Software" means Software that is either: (a) UICI Licensed Materials; or (b) UICI Owned Materials.

         "UICI Third Party Contractors" shall have the meaning given such term in Section 9.2.

         "Year 2000 Compliant" or "Year 2000 Compliance" shall have the meaning given such term in Section 9.8(a).

2.2      Other Terms

         The terms defined in this Article include the plural as well as the singular. Unless otherwise expressly stated, the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision. Article, Section, subsection and Schedule references refer to articles, sections and subsections of, and schedules to, this Agreement. The words "include" and "including" shall not be construed as terms of limitation. The words "day," "month," and "year" mean, respectively, calendar day, calendar month and calendar year, and the words "writing" or "written" mean preserved or presented in retrievable or reproducible written form. Except as provided in this Agreement, "writing" or "written" may mean electronic (including e-mail transmissions where receipt is acknowledged by the recipient, but excluding voice mail) or hard copy, including by facsimile (with acknowledgment of receipt from the recipient's facsimile machine), unless otherwise stated. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.3      Associated Contract Documents

         This Agreement includes each of the following schedules and their attached exhibits, all of which are attached to this Agreement and incorporated into this Agreement by this reference:

         A        Key Insurdata Positions and Critical Support Personnel
         B        Services
         C        Service Levels and Performance Credits
         D        Insurdata Charges
         E        UICI Facilities
         F        Insurdata Facilities
         G        Eligible Recipients
         H        Reports

3.       TERM

3.1      Initial Term

         This Agreement shall begin on the Effective Date and continue throughout the Term, unless terminated earlier or extended in accordance with this Agreement.

3.2      Extension

         By giving prior written notice to Insurdata not less than 14 months prior to the expiration date of the initial Term, UICI shall have the right, and Insurdata shall have the obligation, to negotiate in good faith during a period of sixty (60) days the renewal prices, terms and conditions upon which the term of the Agreement may be extended for a period of three (3) years following the expiration date of the initial Term. If the Parties are unable to reach agreement upon renewal prices, terms and conditions during the sixty-day negotiation period, the Agreement will expire at the end of the initial Term.

4.       SERVICES

4.1      Overview

         (a) Description. Commencing on the Effective Date, Insurdata shall provide the Services to UICI and to the Eligible Recipients. The Services shall consist of the services, functions and responsibilities as set forth in this Agreement (including obligations of performance set forth in the Policy and Procedures Manual) and any subtasks that are not specifically described in this Agreement but which are an inherent, necessary or customary part of the same services, which subtasks shall be deemed to be included within the scope of the Services to be delivered for the base Charges as if such subtasks were specifically described in this Agreement.

                  Except as otherwise expressly provided in this Agreement, UICI shall be responsible for providing the facilities, Equipment, Third Party Software and other resources necessary for Insurdata to provide the Services. Insurdata will provide technical support, as well as recommendations for UICI Facilities, Equipment and Third Party Software.

         (b) Exclusivity. Nothing in this Agreement shall be construed as a requirements contract and notwithstanding anything to the contrary contained herein, this Agreement shall not be interpreted to prevent UICI or any Eligible Recipient from obtaining from third parties, or providing to itself, any or all of the services described in this Agreement. Nothing in this Agreement shall be construed or interpreted as limiting UICI's right or ability during the Term to increase or decrease the demand for Services.

4.2      Transfer Assistance Services

         (a) Availability. As part of the Services, and pursuant to the rates and Charges provided for herein, Insurdata shall provide to UICI or UICI's designee the Transfer Assistance Services in this Agreement.

                  (i) Insurdata shall provide such Transfer Assistance Services to UICI or its designee (i) commencing up to six (6) months prior to the expiration of the Term or on such earlier date as UICI may request and continuing for up to six (6) months following the effective date of the expiration of the Term (as such effective date may be extended pursuant to Section 3.2), (ii) commencing upon any notice of termination of the Term with respect to all of the Services, and continuing for up to six (6) months following the effective date of such termination (as such effective date may be extended pursuant to Section 20.4), (iii) commencing upon notice of termination of the Services to an Eligible Recipient no longer Controlled by UICI and continuing for up to six (6) months following the effective date of such termination (as such effective date may be extended pursuant to Section 20.4), provided such Eligible Recipient agrees to the terms and conditions hereof and subject to additional costs associated with delivery of the Transfer Assistance Services, including software licenses, transition and separation expenses, and (iv) commencing upon notice from UICI or an Eligible Recipient that UICI or such Eligible Recipient no longer desires Insurdata to provide all or any portion of the Services.

                  (ii) Insurdata shall provide Transfer Assistance Services to UICI or its designee regardless of the reason for the expiration or termination of the Term; provided that if the Agreement is terminated by Insurdata under Section 20.1(b) or (c) for UICI's default, Insurdata may require UICI to (i) pay in advance for Transfer Assistance Services provided or performed under this Section 4.2, (ii) pay all outstanding undisputed Charges, and (iii) establish an escrow account based on mutually agreed terms to ensure payment of future Charges.

                  (iii) To the extent UICI requests Transfer Assistance Services, such Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Insurdata shall perform the Transfer Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and cost-effectiveness as it provided and was required to provide for the same or similar Services during the Term. The quality and level of performance of the Services provided by Insurdata following the expiration or termination of the Term with respect to all or part of the Services or Insurdata's receipt of a notice of termination or non-renewal shall not be materially degraded or deficient in any respect.

         (b) Scope of Service. As part of the Transfer Assistance Services, Insurdata will timely transfer the control and responsibility for all information technology functions and Services, including documentation, software support and data management functions, previously performed by or for Insurdata to UICI and/or UICI's designees by the execution of any documents reasonably necessary to effect such transfers. Additionally, Insurdata shall provide any and all reasonable assistance requested by UICI to allow:

                  (i) the systems associated with the Services to operate efficiently;

                  (ii) the Services to continue without material interruption or material adverse effect; and

                  (iii) the orderly transfer of the Services to UICI and/or its designee(s).

                  The Transfer Assistance Services shall consist of the Services, functions and responsibilities set forth in this Agreement and all similar services requested from time to time by UICI. In addition, Insurdata will provide the following assistance and Services at UICI's direction:

                  (1) Insurdata shall: (i) assist UICI in developing a written transition plan for the transition of the Services to UICI or UICI's designee, which plan shall include capacity planning, facilities planning, telecommunications planning and other planning necessary to effect the transition; (ii) perform consulting services as requested to assist in implementing the transition plan; (iii) train personnel designated by UICI in the use and maintenance of any Software utilized in the delivery of the Services for which Insurdata provides maintenance under this Agreement; (iv) catalog all Software, UICI Data and Equipment used to provide the Services, provide machine readable and printed listings of source code for Software owned by UICI or as to which UICI is entitled under this Agreement and assist in the re-configuration of such Software; (v) analyze and report on the space required for the UICI Data and the Software needed to provide the Services,
                           (vi) assist in the data migration and testing process; (vii) provide a complete and up-to-date electronic copy of the Policy and Procedures Manual; and (viii) provide other technical assistance as reasonably requested by UICI.

                  (2) In addition to the initial six (6) month post-termination period specified in Section 4.2(a)(i) above, at UICI's written request (which must be given at least 180 days prior to the expiration or termination date), and provided that UICI is pursuing a migration of some or all of the Services to itself or a third party, Insurdata shall provide to the Eligible Recipient(s) such Services for an additional period not to exceed six (6) months from the end of such initial six (6) month period. To the extent UICI requests such Services, UICI will continue to pay Insurdata the Charges specified in Schedule D for such Services.

                  (3) If Insurdata uses a proprietary communications network to provide Services to UICI or the Eligible Recipients, then for a period of no more than six (6) months following the expiration or termination date, UICI may request that Insurdata continue to provide such proprietary communications network Services at the rates available to Insurdata. In addition, Insurdata shall provide assistance and support for UICI to convert any proprietary communications capability to a non-proprietary supported communications network.

                  (4) Unless otherwise agreed in writing, if UICI requests that Insurdata provide or perform Transfer Assistance Services in accordance with this Agreement, UICI will pay Insurdata the rates and charges specified in Schedule D for Insurdata Personnel or resources required to perform such Transfer Assistance Services. If Transfer Assistance Services require additional resources beyond those being used to provide the Services, UICI will pay Insurdata for such usage as a New Service.

         (c) Transfer of Employees and Related Matters. Upon expiration or any termination of this Agreement, the Parties shall endeavor to agree upon a written plan (the "Employee Transition Plan") which shall provide for, among other things, the orderly transfer of Insurdata and Insurdata Affiliate employees involved in providing the Services to UICI and/or its designee(s) and allocating the severance costs for such employees who are not transferred and who Insurdata elects to separate from employment. In the event the Parties are unable to agree upon the terms and conditions of the Employee Transition Plan on or before the termination or expiration date, then at termination and upon completion of the transition to UICI or its designee, the following provisions shall apply:

                  (i) UICI or UICI's designee shall be permitted to undertake, without interference from Insurdata or Insurdata Affiliates, to hire any Insurdata or Insurdata Affiliate employee who was devoting more than eighty percent (80%) of his or her time to performing the Services within the six (6) month period prior to the expiration or termination date. In connection therewith, Insurdata shall waive, and shall cause its Affiliates to waive, their rights, if any, under contracts with such employees restricting the ability of such employees to be recruited or hired by UICI or its designee, and UICI or its designee shall have reasonable access to such Insurdata or Insurdata Affiliate employees for interviews, evaluations and recruitment to the extent that the provision of the Services is not impacted. UICI shall endeavor to conduct the above-described hiring activity in a manner that is not unnecessarily disruptive of the performance by Insurdata of its obligations under this Agreement, and Insurdata shall be relieved of Service Levels to the extent impacted by such activity; and

                  (ii) UICI shall be obligated to pay all of Insurdata's severance costs with respect to each Insurdata or Insurdata Affiliate employee who was devoting more than eighty percent (80%) of his or her time to performing the Services within the six (6) month period prior to the expiration or termination date, if and only if (a) such employee is not hired by UICI or its designee and (b) Insurdata elects to terminate such employee from employment and so notifies UICI in writing within thirty (30) days of the termination date. For purposes of this section, severance costs shall include all normal and customary costs of termination, including, but not limited to, the costs of accrued but unpaid vacation and similar unpaid benefits, as well as reasonable severance that may be offered by Insurdata in an amount not to exceed twenty-five percent (25%) of each such employee's base salary then in effect.

         (d) Survival of Terms. This Section 4.2 and the terms of any agreed Employee Transition Plan shall survive termination/expiration of the Term.

5.       REQUIRED CONSENTS

         Insurdata will cooperate with and assist UICI in obtaining all Required Consents that may become necessary from time to time in connection with Insurdata's performance of the Services or upon the expiration or termination of this Agreement. UICI shall be responsible for and pay any and all fees, costs and expenses (such as transfer, relicensing or upgrade fees) associated with obtaining any Required Consents related to any agreements that are entered into by or on behalf of UICI in connection with Insurdata's provision of Services and any other costs that result from the termination or underutilization of any agreement with a third party that was entered into by or on behalf of UICI (the "Required Consent Costs"); provided, however, that Insurdata shall be responsible for any Required Consent Costs that result from the gross negligence or willful misconduct of Insurdata; and further provided that Insurdata shall be responsible for and pay any and all fees, costs and expenses (such as transfer, relicensing or upgrade fees) associated with obtaining any Required Consents related to any agreements that are entered into by or on behalf of Insurdata in connection with Insurdata's provision of Services and any other costs resulting from the termination or underutilization of any agreement with a third party that was entered into by or on behalf of Insurdata. At no additional cost to UICI, Insurdata shall undertake all administrative activities necessary to obtain such Required Consents.

6. FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES

6.1      Service Facilities

         (a)      Service Facilities. The Services shall be provided at or from
                  (i) the data centers and other service locations owned or leased by UICI and set forth on Schedule E, (ii) the data centers and other service locations owned or leased by Insurdata and set forth on Schedule F, (iii) any other service location as may be agreed upon by Insurdata and UICI.

         (b) UICI Facilities. UICI shall provide to Insurdata the use of and access to the UICI Facilities (or equivalent space) set forth in Schedule E for the portions of the Term of this Agreement during which such use or access is necessary to perform the Services. All UICI owned or leased assets provided for the use of Insurdata under this Agreement shall remain in UICI Facilities unless UICI otherwise agrees; those assets of UICI that UICI agrees may be located at Insurdata Facilities as of the Effective Date are listed on Schedule F. In addition, all leasehold improvements made for Insurdata during the Term shall be and remain part of the UICI Facility. THE UICI FACILITIES ARE PROVIDED BY UICI TO INSURDATA ON AN "AS-IS", "WHERE-IS" BASIS. UICI EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE UICI FACILITIES OR THEIR CONDITION OR SUITABILITY FOR USE BY INSURDATA. UICI will be responsible for all leasehold improvements including cost and completion. UICI is not required under this Agreement to make any leasehold improvements. Notwithstanding the foregoing, it is understood and agreed that UICI and the Eligible Recipients must maintain the UICI Facilities and UICI Equipment in such condition as will permit Insurdata to perform the Services as requested from time to time and to meet the Performance Standards required herein.

         (c) Furniture, Fixtures and Equipment. The office facilities provided by UICI for the use of Insurdata Personnel at the UICI Facilities will be generally comparable to the office, storage and other space provided prior to the Effective Date. Insurdata Personnel using the office facilities provided by UICI will be accorded reasonable access to, and the use of at no cost to Insurdata, certain shared office equipment and services, such as PCs, photocopiers, telephone service for UICI-related calls, mail service, office support service (e.g., janitorial), heat, light and air conditioning. Insurdata shall be responsible for providing all office, data processing and computing equipment and services at the Insurdata Facilities needed by Insurdata or Insurdata Personnel to provide the Services, and for upgrades, improvements, replacements and additions to such equipment or services.

         (d) Insurdata's Responsibilities Regarding Facilities. Insurdata shall be responsible for providing all furniture, fixtures, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures and space at Insurdata Facilities. Without limiting the foregoing, Insurdata shall, except as provided in Section 6.1(c), (i) provide site management, site administration and similar services regarding Insurdata Personnel located at the UICI Facilities, and (ii) provide all necessary emergency power supply and uninterrupted power supply services and all necessary Equipment at Insurdata Facilities.

         (e) Physical Security. UICI is responsible for the physical security of the UICI Facilities; provided that Insurdata shall be responsible for its employees', agents', and subcontractors' compliance with the security and safety standards and procedures that are enforced by UICI and applicable to the UICI Facilities, provided that Insurdata receives a copy of such standards and procedures and has an opportunity to review the same. Such standards and procedures may be modified by UICI from time to time subject to the New Services provision of the Agreement. Insurdata shall be responsible for physical security of the Insurdata Facilities. The physical security will be consistent with generally accepted data processing standards.

         (f) Employee Services. Subject to applicable security requirements, UICI will permit Insurdata Personnel to use all employee facilities (e.g., parking, cafeteria and common facilities) at the UICI Facilities that are generally made available to the employees of UICI or the Eligible Recipients. Insurdata Personnel will not be permitted to use such employee facilities designated by UICI for the exclusive use of certain UICI or Eligible Recipient employees.

         (g) Use of UICI Facilities. Subject to Section 6.6 of this Agreement, unless Insurdata obtains UICI's prior written consent, which may not be unreasonably withheld or delayed by UICI, Insurdata shall use the UICI Facilities only to provide the Services to UICI and the Eligible Recipients. UICI reserves the right to relocate a UICI Facility from which the Services are then being provided by Insurdata to another geographic location; provided that in such event, UICI will provide Insurdata with comparable space, facilities and resources in the new location at no cost to Insurdata. UICI shall also be responsible for the reasonable cost associated with such relocation including personnel relocation, moving expenses and start-up and fit-up activities. In the event that such relocation impacts Insurdata's ability to provide the Services in accordance with the Service Levels, Insurdata shall be relieved from Service Levels until the relocation is complete and the Service Levels are appropriately adjusted by the Parties. UICI also reserves the right to direct Insurdata to cease using all or part of the space in UICI Facility from which the Services are then being provided by Insurdata and to thereafter use such space for its own purposes; provided that, in such event, UICI shall reimburse Insurdata for the incremental Out-of-Pocket Expenses incurred by Insurdata as a result of such direction to the extent such Out-of Pocket Expenses relate to the relocation of Services for UICI support, and Insurdata shall not be responsible for any failures of Insurdata to perform Services at the Service Levels required by this Agreement to the extent such failures result from such UICI use or direction.

         (h) Conditions for Return. When the UICI Facilities are no longer to be used by Insurdata as contemplated by Section 6.1 or are otherwise no longer required for performance of the Services, Insurdata shall return them to UICI in substantially the same condition (as they may have been improved) as when Insurdata began use of such facilities, subject to reasonable wear and tear.

         (i) No Violation of Laws. Insurdata shall ensure that (i) the UICI Facilities are treated in a reasonable manner, and (ii) neither Insurdata nor any of its Subcontractors shall commit any act in violation of any Laws in such Insurdata-occupied UICI Facility or any act in violation of UICI's insurance policies or in breach of UICI's obligations under the applicable real estate leases in such Insurdata-occupied UICI Facilities to the extent that such insurance policies and leases have been previously disclosed to Insurdata. Insurdata shall not be responsible for any violations of Laws in the UICI Facilities occupied by Insurdata to the extent such violations are created or otherwise caused by UICI or at UICI's direction.

         (j) Transition Use. Following the expiration or termination of this Agreement, UICI will allow Insurdata the use of those UICI Facilities then being used to perform the Services for a period of up to one-hundred and twenty (120) days following the effective date of the expiration or termination (inclusive of any Transfer Assistance Services period) to enable Insurdata to conduct an orderly transition of Insurdata resources.

         (k) UICI Assets at Insurdata Facilities. Insurdata may, with the prior written consent of UICI, locate UICI Equipment, UICI Owned Materials and UICI Licensed Materials at Insurdata Facilities to perform the obligations of Insurdata under this Agreement. Upon termination or expiration of this Agreement, and upon request from UICI, Insurdata shall return such UICI Materials and UICI Equipment in the same condition as the condition in which the same were first located at Insurdata Facilities, reasonable wear and tear excepted.

6.2      Software

         (a) Insurdata shall not use Software other than UICI Software to perform Insurdata's obligations under this Agreement without the prior written consent of UICI.

         (b) Insurdata shall be responsible for cooperating, assisting and advising UICI in connection with:

                  (i) the support, administration, operation and maintenance of UICI Software and related Third Party Contracts used by Insurdata in performing the Services, subject to UICI's payment of any Required Consent Costs and other required license and maintenance fees; and

                  (ii) the compliance with and performance of all operational and administrative obligations specified in such licenses and agreements, including nondisclosure obligations.

         (c) Insurdata shall be responsible for the payment of any fees, penalties, charges, interest or other expenses caused by or resulting from Insurdata's gross negligence or willful misconduct in connection with the performance of its obligations to be performed under this Section.

         (d) Upon request from UICI, Insurdata shall use commercially reasonable efforts to evaluate any Third Party Software selected by or for UICI to provide Services to determine whether such Third Party Software will perform in accordance with its published specifications.

6.3      Equipment

         (a) Insurdata shall not use any Equipment other than UICI Equipment to perform the Services without the prior written consent of UICI.

         (b) With respect to the UICI Equipment, all Equipment Leases and related Third Party Contracts, Insurdata shall be responsible for cooperating, assisting and advising UICI in connection with:

                  (i) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of the UICI Equipment leased under such Equipment Leases and related Third Party Contracts;

                  (ii) the compliance with and performance of all operational, administrative and contractual obligations with respect to such UICI Equipment, leases and agreements, including nondisclosure obligations; and

                  (iii) the administration and exercise as appropriate of all rights available with respect to such UICI Equipment, leases or agreements.

         (c) Insurdata shall be responsible for the payment of any fees, penalties, charges, interest or other expenses caused by or resulting from Insurdata's gross negligence or willful misconduct in connection with the performance of its obligations to be performed under this Section.

6.4      Third Party Contracts

         (a) Insurdata shall cooperate, assist and advise UICI with respect to UICI's responsibilities for all Third Party Contracts.

         (b) Insurdata shall be responsible for cooperating, assisting and advising UICI in connection with:

                  (i) the evaluation, procurement, use, support, management, administration, operation and maintenance of Third Party Contracts;

                  (ii) the performance, availability, reliability, compatibility and interoperability of Third Party Contracts and the services and products provided thereunder; and

                  (iii) the compliance with and performance of any operational, administrative or contractual obligations imposed on UICI or Insurdata under Third Party Contracts, including nondisclosure obligations.

         (c) Insurdata shall be responsible for the payment of any fees, penalties, charges, interest or other expenses caused by or resulting from Insurdata's gross negligence or willful misconduct in connection with the performance of its obligations to be performed under this Section.

6.5      License to UICI Software

         As of the Effective Date, UICI hereby grants to Insurdata (or at Insurdata's request, to one of its Subcontractors) a non-exclusive, fully paid-up, irrevocable license during the Term and any Transfer Assistance Services period to use the UICI Owned Software and UICI Owned Materials and prepare derivative works of the same, in each case solely at the UICI Facilities and Insurdata Facilities, for the express and sole purpose of providing the Services and Transfer Assistance Services. UICI Owned Software shall remain the property of UICI. Insurdata and its Subcontractors shall not use any UICI Owned Software or UICI Owned Materials (except as may be provided in Article 14 of this Agreement) for the benefit of any person or Entity other than UICI without the prior written consent of UICI, which consent may be withheld at UICI's sole discretion. Except as otherwise requested or approved by UICI, Insurdata and its Subcontractors shall cease all use of UICI Owned Software and UICI Owned Materials (except as may be provided in Article 14 of this Agreement) upon the end of the Term and any Transfer Assistance Services period and shall deliver all source code and documentation relating to such Software upon completion of the Term and any Transfer Assistance Services period.

6.6      Insurdata Assets; Shared Assets

         UICI acknowledges that Insurdata currently has certain Equipment and assets located at UICI Facilities that are used by Insurdata to support UICI and/or other Insurdata customers and that Insurdata may place additional assets of Insurdata at the UICI Facilities upon obtaining the prior written approval of UICI, which approval will not be unreasonably withheld or delayed and which written approval shall include any appropriate cost allocation arrangements. The current Insurdata Equipment and assets that are located at UICI Facilities are described in Schedule C. In addition, Insurdata shall be responsible for establishing security and access controls to all such Insurdata Equipment and assets located at UICI Facilities and for the protection of Insurdata assets located at UICI Facilities. At any time, and upon one-hundred twenty (120) days' prior written notice, UICI may require that Insurdata remove or relocate any or all Insurdata assets located at the UICI Facilities. To the extent such assets are utilized in support of UICI, then UICI shall be responsible for the relocation costs as provided in Section 6.1(g). To the extent such assets are used by Insurdata in support of other customers or services, then Insurdata shall bear the costs of relocation.

         Certain Equipment that is now and may hereafter be located at the Insurdata Facilities and at the UICI Facilities constitutes shared assets utilized by both Parties. The existing shared assets are identified in Schedule E and Schedule F. All shared assets will have the same protection as all other assets, and cost sharing (including relocation costs that may result from UICI's decision to require relocation of any such assets) will be equitable among the Parties and/or their customers sharing the asset.

6.7      Access to Third Party Software and Maintenance

         As of the Effective Date and subject to obtaining the Required Consents, UICI shall grant to Insurdata (or, at Insurdata's request, to one of its Subcontractors), for the sole purpose of performing the Services during the Term and the Transfer Assistance Services period, the same rights to access and use Third Party Software and related UICI Third Party Contracts that UICI has with respect to such Third Party Software and Third-Party Contracts. Insurdata and its Subcontractors shall comply with the duties, including use restrictions and those of nondisclosure, imposed on UICI by such licenses and agreements. Except as otherwise requested or approved by UICI (or the relevant licensor), Insurdata and its Subcontractors shall cease all use of such Third-Party Software and Third-Party Contracts when the Term and Transfer Assistance Services period ends and shall return any and all source code and documentation pertaining thereto to UICI and/or any third-party licensor, if and as applicable.

6.8      Notice of Defaults

         UICI and Insurdata shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any Third-Party Contract(s), Equipment Lease or Third-Party Software license of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.

7.       SERVICE LEVELS

7.1      General

         Except as expressly provided in Sections 6.1(g), 9.2 and 18.2 of this Agreement, Insurdata shall perform the Services at levels that meet or exceed the Service Levels set forth in Schedule C.

7.2      Service Level Credits

         Insurdata recognizes that its failure to meet critical Service Levels may have a material adverse impact on the business and operations of UICI and that the damages resulting from Insurdata's failure to meet such Service Levels may not be capable of precise determination. Accordingly, if Insurdata fails to meet any such Service Level for reasons other than the actions of UICI or circumstances that constitute Force Majeure under Section 18.2, then Insurdata shall pay UICI the performance credits specified in Schedule C ("Service Level Credits") as liquidated damages for Insurdata's failure to meet the Service Levels. The Service Level Credits shall be UICI's sole remedy for such failure and shall be credited to UICI on the next invoice by Insurdata.

7.3      Problem Analysis

         If Insurdata fails to provide Services in accordance with the Service Levels and the Agreement, Insurdata shall:

                  (i) promptly investigate and report on the causes of the problem;

                  (ii) provide a Root Cause Analysis of such failure as soon as practicable after such failure;

                  (iii) develop and implement a plan to correct the problem and to begin meeting the Service Levels as soon as practicable; and

                  (iv) advise UICI, as and to the extent reasonably requested by UICI, of the status of remedial efforts being undertaken with respect to such problem.

         Insurdata shall use diligent efforts to complete the Root Cause Analysis within fifteen (15) days.

7.4      Continuous Improvement Reviews

         During the six (6) months immediately following the Effective Date and at least annually thereafter, UICI and Insurdata shall review the Service Levels and the performance data collected and reported by Insurdata and shall: (i) to the extent required, add new Service Levels and/or develop new performance metrics to permit further measurement or monitoring of the Services; (ii) modify or increase the Service Levels to reflect changes in the architecture, standards, strategies, needs or objectives defined by UICI; or (iii) modify or increase the Service Levels to reflect agreed-upon changes in the manner in which the Services are performed by Insurdata. As part of this review process, the Parties shall jointly determine and agree on additions to or modifications of the Service Levels and allocation of Service Level Credits to be specified in Schedule C.

7.5      Measurement and Monitoring

         Insurdata shall implement measurement and monitoring tools and metrics, as well as standard reporting procedures, as set forth in Schedule C and Schedule H to measure and report Insurdata's performance of the Services against the applicable Service Levels. Insurdata shall provide UICI with read-only access to on-line change and problem management databases, which shall be limited to UICI databases, containing up-to-date information regarding the status of service problems, service requests and user inquiries. Insurdata also shall provide UICI with information and access to the measurement and monitoring tools and procedures utilized by Insurdata for purposes of audit verification.

8.       PROJECT PERSONNEL

8.1      Key Insurdata Personnel

         (a)      Approval of Key Insurdata Personnel.

                  (i) Before assigning an individual to act as one of the Key Insurdata Personnel, whether on an initial assignment or a subsequent assignment, Insurdata shall notify UICI of the proposed assignment, shall introduce the individual to appropriate UICI representatives, shall provide reasonable opportunity for UICI representatives to interview the individual, and shall provide UICI with a resume and such other information about the individual as may be reasonably requested by UICI. If UICI in good faith objects to the proposed assignment for a specified lawful reason, the Parties shall attempt to resolve UICI's concerns on a mutually agreeable basis. If the Parties have not been able to resolve UICI's concerns within ten (10) business days, Insurdata shall not assign the individual to that position and shall propose to UICI the assignment of another individual of suitable ability and qualifications.

                  (ii) The Key Insurdata Personnel that have been approved as of the Effective Date are listed in Schedule A.

                  (iii) The Parties may from time to time change the positions designated as Key Insurdata Personnel under this Agreement.

         (b) Continuity of Key Insurdata Personnel. Insurdata shall cause each of the Key Insurdata Personnel to devote the necessary time and effort (which will likely fluctuate from time to time for each such Key Insurdata Personnel between a majority to substantially all of his or her time and effort) for the period specified in Schedule A to the provision of the Services under this Agreement. Insurdata shall not transfer, reassign or remove any of the Key Insurdata Personnel except where the Key Insurdata Personnel (i) voluntarily resigns from Insurdata, (ii) is dismissed by Insurdata for violations of conditions of employment (e.g., fraud, drug abuse, theft),
                  (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement in Insurdata's reasonable judgment or (iv) dies or is unable to work due to his or her disability or announce its intention to do so during the specified period without UICI's prior approval, which approval shall not be unreasonably withheld. Insurdata shall transfer, reassign or remove one of its Key Insurdata Personnel only after (i) giving UICI at least ninety (90) days' prior written notice of such action and (ii) complying with the requirement of Section 8.1(a)(i) above and Section 8.4 below.

         (c) Continuity of Critical Support Personnel. Insurdata shall not transfer, reassign or remove any of the Critical Support Personnel (except as a result of voluntary resignation, involuntary termination for cause, illness, disability or death) without UICI's prior approval, which UICI may not unreasonably withhold.

8.2      Insurdata Project Executive

         Insurdata shall designate an "Insurdata Project Executive" for UICI. The Insurdata Project Executive shall:

                  (i)      be one of the Key Insurdata Personnel;

                  (ii)     be a full-time employee of Insurdata;

                  (iii) devote substantially his or her full time and effort to managing the Services for a minimum period of two
                           (2) years;

                  (iv) serve as the single point of accountability for the Services; and

                  (v) have day-to-day authority for ensuring customer satisfaction and achieving attainment of all Service Levels and Performance Standards.

8.3      Insurdata Personnel Are Not UICI Employees

         Except as otherwise expressly set forth in this Agreement, the Parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making UICI or Insurdata partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, Affiliate, contractor or Subcontractor retained by Insurdata to perform work on UICI's behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or Subcontractor of UICI. Insurdata, not UICI, has the right, power, authority and duty to supervise and direct the activities of the Insurdata Personnel and to compensate such Insurdata Personnel for any work performed by them on UICI's behalf pursuant to this Agreement.

8.4      Replacement, Qualifications and Retention of Insurdata Personnel

         (a) Insurdata shall assign sufficient Insurdata Personnel (including Subcontractors) to provide the Services in accordance with this Agreement, and such Insurdata Personnel shall possess suitable competence, ability and qualifications and shall be properly educated and trained for the Services they are to perform.

         (b) In the event that UICI determines reasonably, lawfully and in good faith that the continued assignment to UICI of any Insurdata Personnel (including Key Insurdata Personnel and Insurdata Subcontractors) is not in the best interests of UICI, then UICI shall give Insurdata written notice to that effect specifying the reason for its position and requesting that such Insurdata Personnel be replaced. Promptly after its receipt of such a request by UICI, Insurdata shall investigate the matters stated in the request and discuss its findings with UICI. If Insurdata determines that UICI's request is reasonable, lawful and in good faith, Insurdata shall take appropriate action. If requested to do so by UICI, Insurdata shall immediately remove the individual in question from all UICI Sites pending completion of Insurdata's investigation and discussions with UICI. If, following discussions with Insurdata, UICI still in good faith requests replacement of such Insurdata Personnel, Insurdata shall promptly replace such Insurdata Personnel with an individual of suitable ability and qualifications. Nothing in this provision shall operate or be construed to limit Insurdata's responsibility for the acts or omissions of the Insurdata Personnel.

         (c) In the event that an Insurdata employee assigned to UICI is reassigned by Insurdata, then Insurdata shall replace that individual in accordance with a training and turn-over plan jointly agreed to by both Parties. The cost associated with such training and turn-over period will be borne by Insurdata, except in the case of: (a) individuals being reassigned within UICI, (b) individuals who had originally been assigned to UICI on a "short-term" basis (i.e., for less than three (3) months) or (c) other individuals with respect to which the Parties mutually agree. In any event, the training period cost to Insurdata will not exceed two (2) weeks.

8.5      Conduct of Insurdata Personnel

         While at the UICI Sites, Insurdata Personnel shall:

                  (i) comply with the rules and regulations that UICI or the Eligible Recipients set regarding personal and professional conduct, safety and security practices and procedures of which UICI provides notice (including compliance with UICI's dress code, the wearing of an identification badge provided by UICI, and adherence to UICI's regulations and general safety practices and procedures) generally applicable to such UICI Facilities; and

                  (ii) otherwise conduct themselves in a businesslike manner.

8.6      Substance Abuse

         Insurdata agrees to immediately remove any Insurdata Personnel who engage in substance abuse while on UICI Facilities, in a UICI vehicle or while performing Services. Substance abuse includes the sale, attempted sale, possession or use of illegal drugs, drug paraphernalia or alcohol, or the misuse of prescription or non-prescription drugs. Each Party shall notify the other Party of any suspected substance abuse by any Insurdata Personnel providing Services to UICI. Insurdata represents and warrants that it has and will maintain a screening program for substance abuse and that such program will be applicable to all Insurdata Personnel performing Services under this Agreement.

8.7      Hiring of Employees

         Except as expressly set forth herein, during the Term and for a period of six (6) months following the expiration or termination hereof (including any extended post-termination/expiration transition period), Insurdata will not solicit for employment directly, nor employ, any current employee of UICI or an Eligible Recipient involved in the performance of UICI's obligations under this Agreement without the prior written consent of UICI. Except as expressly set forth herein in connection with the expiration or termination of this Agreement, during the Term and for a period of six (6) months following the expiration or termination hereof (including any extended post-termination/expiration transition period), UICI will not solicit for employment directly, nor employ, any current employee of Insurdata or its Affiliates or Subcontractors involved in the performance of Insurdata's obligations under this Agreement without the prior written consent of Insurdata or such Subcontractor (as applicable). For purposes of this Section 8.7, "current employee" shall be deemed to include an employee of the applicable Entity who is then currently actively employed by the Entity or who was so employed by the Entity within the previous six (6) month period.

8.8      Assignment of Personnel

         Insurdata represents and warrants that Insurdata shall assign, with the approval of UICI, to the performance of its obligations under this Agreement all Insurdata Personnel necessary to perform fully and completely the Services as required under this Agreement.

9.       INSURDATA RESPONSIBILITIES

9.1      Policy and Procedures Manual

         (a) Insurdata shall perform the Services in accordance with the Policy and Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Policy and Procedures Manual, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of a Policy and Procedures Manual approved by UICI in writing.

         (b) Insurdata shall promptly modify and update the Policy and Procedures Manual to reflect changes in the operations or procedures described therein and shall provide the proposed changes in the manual to UICI for review and comment. To the extent any change would increase the cost of the Services to UICI or could have a material adverse impact on the scope, accuracy, speed, responsiveness or quality of the Services, such change shall not take effect until it has been approved by UICI.

9.2      Cooperation with UICI Third-Party Contractors

         UICI may hire contractors, subcontractors, consultants and/or other third parties ("UICI Third Party Contractors") to perform any of the Services or any New Services. Insurdata shall reasonably cooperate with and work in good faith with UICI Third Party Contractors as directed by UICI. Such cooperation may include:

                  (i) providing access to any portion of facilities being used to provide the Services, as necessary for UICI Third Party Contractors to perform the work assigned to them;

                  (ii) providing access to the Equipment, Software and systems to the extent permitted under any underlying agreements with third-party vendors of such Equipment, Software or systems; or

                  (iii) providing written requirements, standards, policies or other documentation for the Services and for the Equipment, Software or systems procured, operated, supported or used by Insurdata in connection therewith.

         UICI Third Party Contractors shall comply with Insurdata's reasonable security and confidentiality requirements and shall, to the extent performing work on Software or Equipment for which Insurdata is involved in performing simultaneous or related Services, comply with Insurdata's reasonable standards, methodologies and procedures. Insurdata shall immediately notify UICI if an act or omission of UICI Third Party Contractor will cause, or has caused, a problem or delay in providing the Services and shall work with UICI to prevent or circumvent such problem or delay. Insurdata shall be relieved of Service Levels to the extent of such delay. Insurdata will coordinate with UICI and the UICI Third Party Contractors to resolve differences and conflicts arising between the Services and other activities undertaken by UICI or any of the UICI Third Party Contractors. UICI shall be responsible for any failure of UICI Third Party Contractors to comply with UICI's obligations under this Agreement, as applicable.

9.3      Reports

         (a) Reports. Insurdata shall provide to UICI the Reports described in Schedule H at the frequencies and in the formats provided therein. In addition, from time to time, the Parties may mutually agree on additional reports to be generated by Insurdata and delivered to UICI on an ad hoc or periodic basis.

         (b) Back-Up Documentation. As part of the Services, Insurdata shall provide UICI with such documentation and other information available to Insurdata as may be reasonably requested by UICI from time to time in order to verify the accuracy of the Reports provided by Insurdata. In addition, Insurdata shall provide UICI with documentation and other information reasonably requested by UICI from time to time to verify that Insurdata's performance of the Services is in compliance with the Performance Standards and this Agreement.

         (c) Correction of Errors. As part of the Services, Insurdata shall promptly correct any errors or inaccuracies in or with respect to the Reports, UICI Data or other contract deliverables.

9.4      Meetings

         (a) In order to assist UICI in its technology planning, and to better assure that Services are provided to UICI by Insurdata in a cost-effective and timely manner, during the Term, representatives of the senior management of Insurdata and representatives of the senior management of UICI agree to meet in person or telephonically no less frequently than monthly (provided that such parties shall meet in person no less frequently than quarterly) (a) to discuss, prioritize and balance UICI's information technology needs and Insurdata's information technology resources, including, without limitation, Insurdata's manpower and personnel resources, and
                  (b) to discuss any other matters arising under this Agreement. Such meetings will include review of performance and monthly reports, planned or anticipated activities and changes that might materially and adversely affect performance, and such other matters as appropriate.

         (b) For each such meeting, upon UICI's request, Insurdata shall prepare and distribute an agenda, which will incorporate the topics designated by UICI. Insurdata shall distribute such agenda in advance of each meeting so that the meeting participants may prepare for the meeting. In addition, upon UICI's request, Insurdata shall record and promptly distribute minutes for every meeting.

         (c) Insurdata shall notify the UICI Project Executive in advance of scheduled meetings with End Users or Eligible Recipients (other than meetings pertaining to the provision of specific Services on a day-to-day basis) and shall invite the UICI Project Executive to attend such meetings or to designate a representative to do so.

9.5      Quality Assurance

         Insurdata shall perform the Services in an accurate and timely manner, in accordance with the Performance Standards and the Policy and Procedures Manual. No failure or inability of the quality assurance procedures used by Insurdata to disclose any errors or problems with the Services shall excuse Insurdata's failure to comply with the Performance Standards and other terms of this Agreement.

         UICI shall have final authority to promulgate information technology architectures, standards and plans and to modify or grant waivers from such architectures, standards or plans, all in accordance with the Policy and Procedures Manual. Insurdata shall (i) comply with and enforce the information technology architectures, standards and plans established by UICI, (ii) modify the Services as and to the extent necessary to conform to such architectures, standards and plans and
         (iii) obtain UICI's prior approval for any deviations from such architectures, standards or plans.

9.6      Change Control

         Insurdata shall not make any System Changes except in accordance with the agreed-upon change control procedures contained in the Policy and Procedures Manual.

9.7      Software Currency

         Insurdata shall only use those versions of the UICI Software approved in writing by UICI to provide the Services.

9.8      Year 2000 Compliance

         (a) General. "Year 2000 Compliant" or "Year 2000 Compliance" means that a product, when used in accordance with its associated documentation, is capable of correctly processing, providing and/or receiving date data within and between the twentieth and twenty-first centuries, provided that all products (for example, hardware, software and firmware) used with such product properly exchange accurate date data with it.

         (b) Year 2000 Coordination. Insurdata shall cooperate and coordinate its activities with the corporate office that provides central planning, coordination, status tracking, project communications and management reporting for the UICI Year 2000 Compliance program. Insurdata shall, among other things, follow all corporate guidelines regarding Year 2000 Compliance activities, provide all requested project reporting information, cooperate with any audit activity initiated by the Office of the Year 2000 and respond in a timely manner to any ad hoc information or data requests.

         (c) Emergency Access to Year 2000 Services, Personnel and Resources. Upon UICI's request and subject to availability of resources, Insurdata shall provide UICI with access to those Insurdata services, personnel and resources required to respond on an emergency basis to Year 2000 Compliance problems.

         (d) Insurdata Procurement Responsibilities. Insurdata shall cooperate and assist UICI in obtaining assurances of Year 2000 Compliance from each third party vendor from whom UICI procures new third party Equipment or Software to be operated, maintained, supported or used by Insurdata to provide the Services under this Agreement. Except at the direction of UICI or an Eligible Recipient, or any authorized agent of either, Insurdata shall not procure any Equipment or Software not having such assurances of Year 2000 Compliance without UICI's prior approval.

         (e) Insurdata Software, Equipment and Infrastructure. Insurdata shall ensure that any new Equipment or Software owned by Insurdata and used to provide the Services is Year 2000 Compliant.

9.9      SAS 70 Audits


         Insurdata will include the UICI operations supported by Insurdata in its annual SAS 70 operational (i.e., Level II) audit and will provide copies of the resulting SAS 70 reports to UICI at no charge to UICI. Insurdata shall be responsible for the cost of the SAS 70 audit. In addition, UICI may elect at its cost and expense to undertake any recommendation contained in the audit report, and Insurdata will cooperate and assist UICI in connection therewith as part of the Services, which will be charged to UICI in accordance with this Agreement the first time such Services are provided by Insurdata; provided, however, that if a subsequent SAS 70 audit reveals that the Services provided by Insurdata in accordance with a previous SAS 70 recommendation do not cause UICI's operations to meet the auditor's recommendation to the level and degree requested and paid for by UICI, then Insurdata shall provide such further Services as are necessary to bring UICI operations into conformance with the auditor's recommendations to such level and degree, at no cost to UICI.

9.10     Audit Rights

         (a) Insurdata Records. Insurdata shall maintain and provide access upon request to the portion of records, documents and other information required to meet UICI's audit rights under this

                  Agreement, including, without limitation, all information necessary to verify the accuracy of charges to UICI included on any invoice provided to UICI ("Insurdata Records"). Insurdata shall retain Insurdata Records in accordance with Insurdata's records retention policy as it may be reasonably adjusted from time to time and provided to UICI in writing upon request; provided, however, that Insurdata shall at all times comply fully with all Laws applicable to UICI regarding records retention, to the extent that UICI provides Insurdata with prior written notice of the same.

         (b) Operational Audits. Upon reasonable notice from UICI, and subject to Insurdata or Insurdata's agents' reasonable security requirements and upon execution of Insurdata's standard Confidentiality Agreements, Insurdata shall, and shall cause its Subcontractors and suppliers to, provide to UICI (and internal and external auditors, inspectors, regulators and other representatives that UICI may designate from time to time) access at reasonable hours to Insurdata Personnel, to the facilities at or from which Services are then being provided, and to Insurdata records and other pertinent information, all to the extent relevant to the Services and Insurdata's obligation under this Agreement. Such access shall be provided for the purpose of performing audits and inspections of UICI and its businesses and to examine Insurdata's performance of the Services, including: (i) verifying the integrity of UICI Data; (ii) examining the systems that process, store, support and transmit such data;
                  (iii) examining the controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and the security, disaster recovery and back-up practices and procedures; (iv) examining Insurdata's measurement, monitoring and management tools; and (v) enabling UICI and the Eligible Recipients to meet applicable legal, regulatory and contractual requirements. Insurdata shall provide any assistance reasonably requested by UICI or its designee in conducting any such audit, including installing and operating audit software.

         (c) Financial Audits. Upon reasonable notice from UICI, and subject to Insurdata or Insurdata agents' security requirements and execution of Insurdata's standard Confidentiality Agreements, Insurdata shall, and shall cause its Subcontractors and suppliers to, provide to UICI (and internal and external auditors, inspectors, regulators and other representatives that UICI may designate from time to time) access at reasonable hours to Insurdata Personnel and to Insurdata Records and other pertinent information, all to the extent relevant to the performance of Insurdata's financial obligations under this Agreement. Such access shall be provided for the sole purpose of performing audits and inspections relating to the Services to verify the accuracy of Insurdata's Charges to see that Insurdata is exercising reasonable procedures to control the resources provided by Insurdata to UICI and that the Services are being provided in accordance with the Service Levels. Insurdata shall provide any assistance reasonably requested by UICI or its designee in conducting any such audit and shall make requested personnel, records and information available during the Term and thereafter, during the period specified in Insurdata's records retention policy, as it may be reasonably adjusted from time to time. If any such audit reveals an overcharge or undercharge by Insurdata, and Insurdata or UICI, as applicable, does not successfully dispute the amount questioned by such audit, Insurdata or UICI, as applicable, shall promptly pay to the other Party the amount of such overcharge or undercharge, as the case may be, together with interest at the rate specified in Section 12.2.

         (d)      General Procedures.

                  (i) UICI shall not be given access to the proprietary information of other Insurdata customers or to Insurdata locations that are not related to UICI or the Services or to information that is not reasonably necessary to perform the audit.

                  (ii) In performing audits, UICI shall endeavor to avoid unnecessary disruption of Insurdata's operations and unnecessary interference with Insurdata's ability to perform the Services in accordance with the Performance Standards. In the event that UICI disrupts Insurdata's operations or interferes with Insurdata's ability to perform the Services, Insurdata shall be relieved of Service Levels.

                  (iii) Following any audit, UICI shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Insurdata to obtain factual concurrence with issues identified in the review.

                  (iv) UICI shall use reasonable efforts to conduct the audit efficiently and expeditiously and at reasonable business hours.

         (e) Insurdata Response. Insurdata and UICI shall meet to review each audit report promptly after the issuance thereof. Insurdata will respond to each audit report in writing within thirty (30) days from receipt of such report. Insurdata and UICI shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report, and Insurdata shall undertake remedial action in accordance with such action plan and the dates specified therein.

         (f) Response to Government Audits. If an audit by a governmental body or regulatory authority having jurisdiction over UICI, an Eligible Recipient or Insurdata results in a finding that Insurdata or UICI is not in compliance with any generally accepted accounting principle or other audit requirement or any rule, regulation or law relating to the performance of its obligations under this Agreement, Insurdata or UICI, as the case may be, shall, within the time period specified by such auditor, address and resolve the deficiency(ies) identified by such governmental body or regulatory authority.

         (g) Audit Costs. UICI shall be responsible for all costs and expenses necessary for Insurdata and its Subcontractors and suppliers to provide the Services described in this Section
                  9.11 and for the costs of any third party auditors or consultants retained by UICI in connection therewith.

9.11     Subcontractors

         (a) Use of Subcontractors. Insurdata shall not subcontract any material portion of its responsibilities under this Agreement without UICI's prior written approval. Prior to entering into a subcontract with a third party for performance of any material portion of the Services, Insurdata shall give UICI reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed Subcontractor.

         (b) Insurdata Responsibility for Subcontractors. Insurdata shall remain responsible for obligations performed by Subcontractors and the conduct of Subcontractor personnel to the same extent as if such obligations were performed by Insurdata's employees. Insurdata shall be UICI's sole point of contact regarding the Services, including with respect to payment.

9.12     Compliance with Applicable Laws

         Insurdata shall comply with Laws applicable to UICI and the Eligible Recipients with respect to the delivery of the Services. UICI shall have the right to notify Insurdata of changes in Laws applicable to UICI that may impact the means or manner of providing the Services, and Insurdata shall comply with such changes. Insurdata shall make all reasonable efforts required to implement any necessary modifications to the Services prior to any applicable deadline imposed by the regulatory or other governmental body having jurisdiction for such requirement or change.

10.      UICI RESPONSIBILITIES

10.1     Responsibilities

         In addition to UICI's responsibilities as expressly set forth elsewhere in this Agreement and in the Policy and Procedures Manual, UICI shall be responsible for the following:

         (a) UICI shall designate, prior to commencement f the Services by Insurdata, one individual to whom all Insurdata communications concerning this Agreement may be addressed (the "UICI Project Executive"), who shall have the authority to act on behalf of UICI in all day-to-day matters pertaining to this Agreement. Dennis Connor is hereby designated as the initial UICI Project Executive. UICI may change the designated UICI Project Executive from time to time by providing written notice to Insurdata. Additionally, UICI will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance, execution of decision or change requests, etc.) if the UICI Project Executive is not available. Furthermore, and notwithstanding the forgoing, Insurdata shall be entitled to act on Services requests made on the authority of all UICI and/or Eligible Recipient executives or their designated project managers as set forth in the Policy and Procedures Manual.

         (b) UICI shall cooperate with Insurdata by, among other things, making available, as reasonably requested by Insurdata, management decisions, information, approvals and acceptances so that Insurdata may accomplish its obligations and responsibilities hereunder.

11.      CHARGES

11.1     General

         (a) In consideration of Insurdata's performance of the Services, UICI agrees to pay Insurdata the applicable Charges set forth in Schedule D. Unless otherwise agreed in connection with any Fixed-Price Project or New Services agreement made in accordance with Section 11.4, all Services are to be performed on a time and materials basis, and Insurdata has not made, and does not make, any representation, warranty or guaranty as to the amount of time, labor or resources which may be necessary to complete all or any portion of the Services assigned by UICI or Eligible Recipients from time to time, or with regard to any scheduled or proposed delivery or completion date or dates. Unless otherwise agreed in connection with any Fixed-Price Project or New Services agreement made in accordance with Section 11.4, UICI expressly acknowledges and agrees that Insurdata shall be compensated on the time and materials basis provided in this Agreement for all Services rendered, including all Services necessary to correct any bugs, defects, mistakes, hardware problems, compatibility issues and any and all other workarounds as Insurdata deems necessary to meet UICI's requirements as they may be amended or modified by UICI from time to time; provided, however, that UICI shall not be liable hereunder for any incremental costs or expenses or any Charges for Services (which shall be borne solely by Insurdata), including without limitation the costs and expenses associated with any bugs, defects, mistakes, hardware problems or compatibility issues, in each case arising from the gross negligence or willful misconduct of Insurdata.

         (b) Except as otherwise agreed to in writing by the Parties, UICI shall not pay any amounts for the Services to Insurdata in addition to those set forth in this Article 11 or Schedule D or elsewhere in this Agreement.

11.2     Incidental Expenses

         Insurdata acknowledges that, except as expressly provided otherwise in this Agreement, incidental expenses that Insurdata incurs in performing the Services are included in Insurdata's Charges and the rates set forth in this Agreement. Accordingly, such Insurdata expenses are not separately reimbursable by UICI unless UICI has agreed in advance and in writing to reimburse Insurdata for the expense.

11.3     Taxes

         The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

         (a) Each Party shall be responsible for any franchise or privilege taxes on its business and for any taxes based on its net income or gross receipts.

         (b) Each Party shall be responsible for any sales, lease, use, personal property or other such taxes on Equipment, Software or property it owns or leases from a third party.

         (c) Insurdata shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption and other taxes and duties payable by Insurdata on any goods or services acquired and used or consumed by Insurdata in providing the Services where the tax is imposed on Insurdata's acquisition or use of such goods or services.

         (d) UICI shall be responsible for all sales, use, excise, value added, consumption, service or other taxes assessed on the receipt of the Services as a whole, or on any particular Service received by UICI or the Eligible Recipients from Insurdata.

         (e) The Parties agree to cooperate fully with each other to enable each to determine more accurately its own tax liability and to minimize such liability to the extent legally permissible. Insurdata's invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

         (f) Each Party will promptly notify the other of, and reasonably coordinate with the other, the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which the other Party is responsible hereunder. With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If either Party requests the other to challenge the imposition of any tax, the requesting Party will reimburse the other for the reasonable legal fees and expenses it incurs. A Party will be entitled to a proportional share of any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by it.

         (g) Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the Services in applicable jurisdictions.

11.4     New Services and Projects

         (a) If UICI requests that Insurdata undertake any Projects or perform any New Services, Insurdata shall promptly prepare a Project or New Services proposal for UICI's consideration in accordance with the Policies and Procedures Manual and in accordance with UICI's request therefor. Project proposals will be prepared as part of the Services and submitted within fourteen (14) days of Insurdata's receipt of UICI's request. Unless otherwise agreed by the Parties, Insurdata shall prepare New Services proposals and Project proposals (if such Project proposals are being requested on a competitive basis) at no additional charge to UICI and shall deliver such proposals to UICI within fourteen (14) days of its receipt of UICI's request. In all cases, UICI's requests for proposals shall stipulate whether UICI desires that Insurdata submit either a fixed price proposal or an estimated time and materials proposal or a proposal based upon such other pricing as UICI may specify in its request. All Project proposals and New Services proposals shall include, among other things, (i) a project plan and fixed price or cost estimate for the Project or New Service; (ii) a breakdown of the cost buildup for such pricing or estimate; (iii) a description of the service levels to be associated with any New Service; (iv) a schedule for commencing and completing the Project or New Service; (v) a description of any new hardware or software to be provided by Insurdata in connection with the Project or New Service; (vi) a description of any software and hardware resources and runtime requirements necessary to provide the Project or New Service; (vii) a project organization chart and description of responsibilities of both UICI and Insurdata; (viii) acceptance criteria; (ix) the human resources necessary to complete the Project or provide the New Service; and (x), with respect to any Fixed Price Project, applicable penalties associated with untimely performance and/or bonuses associated with accelerated performance. UICI may accept or reject any Project or New Services proposal in its sole discretion. If UICI accepts Insurdata's proposal and Insurdata agrees to undertake the Project or provide the New Services, Insurdata will perform the Project or the New Services in accordance with the provisions set forth in a written addendum to this Agreement and will be paid in accordance with the proposal submitted by Insurdata and the provisions of this Agreement to the extent not varied by the documents pertaining thereto. Once the documents regarding New Services have been agreed upon, the scope of the Services will be expanded to include such New Services unless the Parties agree in writing to the contrary. Notwithstanding any provision to the contrary, the pricing proposed by Insurdata shall take into account the existing and future volume of business between UICI and Insurdata. UICI understands and acknowledges that if Insurdata is requested to bid a Project or New Services proposal on a fixed price or competitive bidding basis, then Insurdata will not be restricted to the pricing provided in this Agreement, and may base its pricing proposal on standard commercial rates then in effect (subject to Section 11.7) and on such other factors as Insurdata deems appropriate under the circumstances.

         (b) UICI may elect to, and reserves the right to, solicit and receive bids from third parties to perform any Project or New Services. If UICI elects to use third parties to perform a Project or New Services, (i) such Project or New Services shall not be deemed Services under the provisions of this Agreement and (ii) Insurdata shall reasonably cooperate with such third parties as provided in Section 9.2 to the extent such cooperation does not impact Insurdata's ability to provide the Services. UICI shall reimburse Insurdata for reasonable costs of complying with this Section 11.4(b).

         (c) The Parties anticipate that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering services, and the Parties acknowledge that these evolutionary changes may modify the "Services" and will not necessarily be deemed to result in New Services.

         (d) Insurdata will promptly inform the UICI Project Executive of requests for New Services from End Users or Eligible Recipients, and shall submit any proposals for New Services to the UICI Project Executive or his or her designee. Insurdata shall not agree to provide New Services to any End Users or Eligible Recipients without the prior written approval of the UICI Project Executive or his or her designee.

         (e) If UICI requests that Insurdata provide Services to Entities other than Eligible Recipients, the requested Services shall be treated as New Services. Unless otherwise agreed by the Parties, such Services shall be performed in accordance with the terms and conditions governing the provision of the same Services to existing Eligible Recipients; provided, however, that to the extent Services are to be provided outside the United States, the Parties may modify or add necessary terms and conditions.

11.5     Proration

         Any periodic charges that may become due under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

11.6     Refundable Items

         (a) Prepaid Amounts. Where UICI has prepaid for a third party service or function necessary for performance of the Services under this Agreement, Insurdata shall assist and cooperate with UICI's efforts to obtain any available refund of such prepaid expense to which UICI may become entitled. UICI shall reimburse Insurdata, when the Term ends, for that portion of any amounts prepaid by Insurdata (or its Approved Subcontractors) that are attributable to periods on and after the Term ends to the extent that: (a) such prepayment is for a period of less than one (1) year; or (b) UICI approved such prepayment in advance.

         (b) Refunds and Credits. If either Party should receive a refund, credit, discount or other rebate for goods or services paid for by the other Party, then the Party receiving such refund, credit, discount or other rebate shall (i) notify the other Party of such refund, credit, discount or rebate and (ii) pay the full amount of such refund, credit, discount or rebate to the other Party.

11.7            Most Favored Nations Pricing

         (a) Insurdata represents and warrants that the prices contained herein are at least as favorable to UICI as the prices that third parties pay to Insurdata for comparable Services. If Insurdata offers to provide to any third party comparable services at prices lower than those contained herein, Insurdata shall immediately notify UICI of same and, at UICI's option, this Agreement shall be amended to include such lower prices.

         (b) Insurdata further represents, warrants and agrees that the prices for which all other Insurdata software, services and product licenses and sales are to be provided to UICI and any Eligible Recipient are and will be no less favorable to UICI or the Eligible Recipient than the prices that unaffiliated third parties (excluding CareFirst Administrators' use of Insur-Claims(R)) pay to Insurdata for comparable services and products. If Insurdata agrees during the Term of this Agreement to provide to any third party comparable services or products at prices lower than those provided for in any agreement with UICI or an Eligible Recipient (including the Excluded Agreements), Insurdata shall immediately notify UICI or such Eligible Recipient of same and, at the option of UICI or such Eligible Recipient, the applicable agreement will be amended to provide for such lower prices. Without limiting the generality of the foregoing, Insurdata hereby agrees that the per-transaction prices, per-employee and/or other fees charged for comparable transaction volumes and breakpoints by Insurdata to UICI and each Eligible Recipient for use of Insurdata's Insur-Web(TM), Insur-Enroll(TM), Insur-Voice(R), Insur-Admin(R), Insur-Image(R)and Insur-Claims(R)proprietary technology solutions, as well as any other proprietary technology solutions or services developed by Insurdata from time to time during the Term of this Agreement, are and will be no less favorable to UICI than the per-transaction prices and/or fees that unaffiliated third parties pay to Insurdata for such proprietary technological solutions (excluding the pricing for CareFirst Administrators' use of Insur-Claims(R)).

         (c) For purposes of this Section, UICI acknowledges and agrees that whether or not services, licensing or sale terms are "comparable" shall be determined based upon all relevant factors, which may include, but are not limited to: (i) estimated and actual volumes and whether or not the customer has guaranteed certain minimum volumes; (ii) the length of the term of the customer's commitment; (iii) the breadth of services and product offerings utilized by the customer; (iv) the complexity and expense associated with start-up, implementation and ongoing maintenance, and whether or not the customer has agreed to pay such costs up front or whether such costs are to be amortized over the term of the contract; (v) the associated services levels and service level penalty/credit arrangements; and (vi) in the case of data capture services, the specifications for keying and form variances, storage and retrieval options, etc.

         (d) This Section is intended to apply to Insurdata product and services offerings as they exist on a pre-merger basis, and any subsequent proprietary technology solutions and ancillary service offerings developed by the HealthAxis Applications Solutions Group on a post-merger basis. Notwithstanding anything herein to the contrary, this Section 11.7 shall not apply to product and services offerings available as of the Effective Date from HealthAxis, the details of which, including any "most favored nations" pricing terms, are and shall remain the subject of one or more separate written agreements dated on or prior to the Effective Date between UICI and HealthAxis.

12.      INVOICING AND PAYMENT

12.1     Invoicing

         Insurdata will invoice UICI after the first day of each month during the Term for amounts attributable to Services performed during the preceding month. The invoice will state separately applicable taxes owed by UICI, if any, by tax jurisdiction. UICI will pay all undisputed invoiced Charges (subject to Section 12.3) within thirty (30) days after the date of UICI's receipt of the invoice. Each invoice shall be accompanied by such details of Charges as are necessary to meet UICI's requirements under government accounting rules and regulations, to validate volumes and fees, and to satisfy UICI's internal accounting and chargeback requirements. Insurdata shall include the pricing methodologies, calculations and related data utilized to establish the Charges.

         To the extent a credit may be due to UICI pursuant to this Agreement, Insurdata shall provide UICI with an appropriate credit against amounts then due and owing; if no further payments are due to Insurdata, Insurdata shall pay such amounts to UICI on the following invoice, but no less than thirty (30) days later.

12.2     Set Off

         With respect to any amount to be paid or reimbursed by UICI hereunder, UICI may set off against such amount any amount that Insurdata is obligated to pay UICI hereunder, or, at Insurdata's option, UICI may pay Insurdata such amount within thirty (30) days thereafter.

12.3     Disputed Charges

         (a) UICI shall pay undisputed Charges when such payments are due under this Article 12 and Schedule D. If UICI in good faith disputes any Charges under this Agreement, UICI shall promptly notify Insurdata in writing of such disputed amount and the basis for UICI's dispute together with any appropriate information supporting UICI's position. If UICI withholds any disputed charges, such amount shall be promptly deposited in an interest-bearing escrow account. To the extent it is ultimately determined that such disputed amount is payable to Insurdata, UICI shall pay interest on such amount to the extent earned on such escrowed account. UICI and Insurdata shall address disputes in accordance with the procedures set forth in Article 19.

         (b) Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right UICI may otherwise have to dispute any Charge or amount or recover any amount previously paid.

12.4     No Implied Charges

         Each Party shall be solely responsible for all the costs and expenses of performing such Party's obligations under this Agreement, and no payment shall be due from the other Party for the performance of such obligations unless such payment is expressly specified in this Agreement.

12.5     Records

         Insurdata shall keep and maintain complete and accurate accounting records in accordance with generally accepted accounting principles to support and document all amounts becoming payable to Insurdata hereunder. Upon request from UICI, Insurdata shall provide to UICI (or a representative designated by UICI) access to such records for the purpose of auditing such records during normal business hours. Insurdata shall retain all records required under this Section 12.5 for four (4) years after the amounts documented in such records become due.

12.6     Late Payment

         Invoices not paid when due shall bear interest on the outstanding balance at the rate of prime plus two percent (2.0%) per annum (unless restricted by law, in which case interest shall accrue at the highest legal rate). Notwithstanding anything to the contrary contained herein, and even if any payment dispute arises between the parties (which payment dispute shall be resolved pursuant to the dispute resolution procedures in Section 19), in no event shall Insurdata suspend or otherwise interrupt the provision of Services to UICI or the Eligible Recipients unless authority to do so is granted by UICI in writing.

13.      UICI DATA AND OTHER PROPRIETARY INFORMATION

13.1     UICI Ownership of UICI Data

         UICI Data is and shall remain the property of UICI. Insurdata shall, at the times specified below, promptly deliver to UICI in the available format and on the media then used by Insurdata to provide the Services:
         (a) a copy of all UICI Owned Materials and UICI Data (or such portions as shall be specified by UICI) and (b) a copy of all Developed Materials (or such portions as shall be specified by UICI). Such deliveries shall occur: (i) at any time at UICI's request, (ii) at the end of the Term and upon the completion of all requested Transfer Assistance Services, or (iii) with respect to particular UICI Data or UICI Owned Materials, at such earlier date that UICI requests such data because it is no longer required by Insurdata to perform the Services. Thereafter, if requested by UICI, Insurdata shall destroy or securely erase all copies of the UICI Data and UICI Owned Materials in Insurdata's possession or under Insurdata's control. Insurdata shall not withhold any UICI Data or any of the items specified in this Section as a means of resolving any dispute. Insurdata may retain one
         (1) copy of the UICI Data and UICI Owned Developed Materials to determine Insurdata's or its agents' rights under this Agreement. Insurdata shall be relieved of its obligations to provide the Services to the extent that its performance is prevented or hindered by the return, erasure or destruction of UICI Data or UICI Owned Materials or reports prepared pursuant to this Section 13.1. Except to the extent expressly permitted under this Agreement, UICI Data and UICI Owned Materials shall not be utilized by Insurdata for any purpose other than the performance of Services under this Agreement and shall not be disclosed (except as provided in Article 14), sold, assigned, leased, licensed or otherwise provided to third parties by Insurdata or commercially exploited by or on behalf of Insurdata or any Insurdata Personnel. Insurdata shall not possess or assert any lien or other right against or to UICI Data.

13.2     Safeguarding UICI Data

         (a) Insurdata shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss or alteration of UICI Data in the possession of Insurdata which are (i) no less rigorous than those that are commercially reasonable, documented and enforced by UICI as of the Effective Date, which UICI will provide to Insurdata, and (ii) no less rigorous than those maintained by Insurdata for its own information of a similar nature. UICI shall have the right to establish backup security for UICI Data and to keep backup copies of the UICI Data in UICI's possession at UICI's expense if UICI so chooses. No media on which UICI Data is stored may be used simultaneously to store data of any other customer of Insurdata.

         (b) As part of the Services, Insurdata shall be responsible for developing and maintaining procedures for the disaster recovery and reconstruction of lost UICI Data. Insurdata shall correct, at UICI's request and sole discretion, any destruction, loss or alteration of any UICI Data.

13.3     Confidentiality

         (a) Proprietary Information. Insurdata and UICI each acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customer's business and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, "Proprietary Information" of UICI or Insurdata, or their respective Affiliates and Eligible Recipients shall mean all information and documentation that belongs to UICI and Insurdata and such Affiliates, Eligible Recipients or agents, respectively, whether disclosed to or accessed by such entity or Party in connection with this Agreement and that:
                  (1) has been marked "confidential" or "proprietary" or with words of similar meaning at the time of disclosure by such entity or Party, or (2) if disclosed orally or not marked "confidential" or "proprietary" or with words of similar meaning at the time of disclosure, was subsequently summarized in writing within sixty (60) days after disclosure by the disclosing entity or Party and marked "confidential" or "proprietary" or with words of similar meaning, or (3) consists of information and documentation included within any of the following categories: (a) customer, supplier or contractor lists, (b) customer, supplier or contractor information, (c) information regarding business plans (strategic and tactical), markets and operations (including performance), (d) information regarding administrative, financial or marketing activities or results, (e) pricing information, (f) personnel information, (g) products and product and service offerings (including specifications and designs), (h) processes (e.g., logistical and engineering),
                  (i) budgets and financial results, (j) premium data and loss information, (k) identities of agents and brokers and the nature of UICI's agreements with them, (l) UICI's third party contracts to which Insurdata has had access, and (m) any information derived from such information.

         (b)      Obligations

                  (1) Insurdata and UICI shall not disclose, and shall maintain the confidentiality of, all Proprietary Information of the other Party. UICI and Insurdata shall each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Proprietary Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but not less than reasonable care. The Parties may disclose Proprietary Information to their Affiliates, auditors, attorneys, accountants, consultants and Subcontractors, where:
                           (i) use by such person or entity is authorized under this Agreement; (ii) such disclosure is necessary for the performance of such person's or entity's obligations under or with respect to this Agreement or otherwise naturally occurs in such person's or entity's scope of responsibility; (iii) the person or entity (and its applicable officers and employees) agree in writing to assume the obligations substantially similar to those described in this
                           Section 13.3; and (iv) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity and takes all reasonable measures to ensure that the Proprietary Information is not disclosed or used in contravention of this Agreement. Each Party's Proprietary Information shall remain the property of such Party.

                  (2) Neither Party shall: (i) make any use or copies of, or use, the Proprietary Information of the other Party except as contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Proprietary Information of the other Party; (iii) sell, assign, transfer, lease or otherwise dispose of Proprietary Information to third parties or commercially exploit such information, including through derivative works; or (iv) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party's Proprietary Information (including copies thereof) to the other Party if requested to do so (in the case of UICI Data, in the form reasonably requested if UICI is paying for their return). Upon expiration or any termination of this Agreement and completion of each Party's obligations under this Agreement, each Party shall return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to, or relates to the other Party's Proprietary Information, and retain no copies. In addition, the Parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions.

         (c) Exclusions. Section 13.3(b) shall not apply to any particular information that the receiving Party can demonstrate (i) is, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party;
                  (iii) is in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party having a lawful right to disclose such information; or (v) is independently developed by the receiving Party without subsequent reference to Proprietary Information of the furnishing Party. In addition, the receiving Party shall not be considered to have breached its obligations under this
                  Section 13.3 for disclosing Proprietary Information of the other Party as required to satisfy any legal requirement of a competent government body, provided that, promptly upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the Proprietary Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information. It is understood that the receipt of Proprietary Information under this Agreement will not limit or restrict assignment or reassignment of employees of UICI and Insurdata within or between the respective Parties and their Affiliates.

         (d) Loss of Proprietary Information. Each Party shall: (i) promptly notify the other Party in writing of any possession, use, knowledge, disclosure or loss of such other Party's Proprietary Information in contravention of this Agreement;
                  (ii) promptly furnish to the other Party all known details and reasonably assist such other Party in investigating and/or preventing the recurrence of such possession, use, knowledge, disclosure or loss; (iii) reasonably cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights; and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure or loss of Proprietary Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 13.3(d).

         (e) No Implied Rights. Nothing contained in this Section 13.3 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Proprietary Information of the other Party.

         (f) Survival. The Parties' obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement for a period of five (5) years.

         (g) Limitation. Neither Party shall be responsible for the loss, corruption, damage or mistransmission of data during the transmission of such data by a third party telecommunications provider unless to the extent such loss, damage or mistransmission is attributable to error or either Party's failure to perform its obligations under this Agreement.

13.4     File Access

         UICI will have unrestricted access to, and the right to review and retain the relevant portion of all computer or other files containing UICI Data. At no time will any of such files or other materials or information be stored or held in a form or manner not readily accessible to UICI. Insurdata will provide to the UICI Project Executive all passwords, codes, comments, keys, documentation and the locations of any such files and other materials promptly upon the request of UICI, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for UICI to retrieve, read, revise and/or maintain such files and information. Upon the request of the UICI Project Executive, Insurdata will confirm that, to the best of its knowledge, all files and other information provided to UICI are complete and that no material element, amount or other fraction of such files or other information to which UICI may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to UICI as contemplated by this Agreement.

14.      OWNERSHIP OF MATERIALS

14.1     UICI Owned Materials

         UICI shall be the sole and exclusive owner of the UICI Owned Materials and all Developed Materials unless Insurdata acquires ownership of any Developed Materials pursuant to Section 14.2(b) below. Insurdata does hereby absolutely and unconditionally assign and transfer to UICI any and all right, title and interest Insurdata may have, or claim to have, in and to all Materials which have been previously developed by Insurdata for UICI under the Existing Agreements (the "Existing Materials"), and Insurdata does hereby acknowledge and agree that UICI is the sole and exclusive owner of same. UICI accepts such Existing Materials in their present condition, and Insurdata agrees that it will continue to provide support, maintenance and enhancements to same as part of the Services.

14.2     Developed Materials

         (a) Unless the Parties agree otherwise in writing, all Developed Materials shall be considered works made for hire (as that term is used in Section 101 of the Copyright Act) that are owned by UICI or the applicable Eligible Recipient. If any such Developed Materials may not be considered a work made for hire under applicable law, Insurdata hereby irrevocably assigns, and shall assign, to UICI or the appropriate Eligible Recipient, without further consideration, all of Insurdata's right, title and interest in and to such Developed Materials, including United States and foreign intellectual property rights. Insurdata acknowledges that UICI and the Eligible Recipients and their successors and assigns shall have the right to obtain and hold in their own name any intellectual property rights in and to such Developed Materials. Insurdata agrees to execute any documents and take any other actions reasonably requested by UICI to effectuate the purposes of this Section 14.2. UICI grants to Insurdata a non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Developed Materials and the Existing Materials for the sole purpose of providing the Services during the Term and the Transfer Assistance Period pursuant to this Agreement; provided that this license does not give Insurdata the right, and Insurdata is not authorized, to sublicense such Developed Materials or use them for the benefit of other customers or for any other purpose without UICI's prior written consent.

         (b) With respect to any specified Existing Materials (including, without limitation, the sales automation and student administration and claims software solutions) and any specified Developed Materials consisting of custom software solutions developed by Insurdata for UICI as part of Services provided to UICI under this Agreement ("Developed Software"), UICI and Insurdata may, at the request of Insurdata and at the option of UICI, enter into an agreement pursuant to which
                  Insurdata: (a) may grant to third parties non-exclusive licenses to use any specified Existing Materials or Developed Software or (b) may obtain from UICI a non-exclusive license to use any specified Existing Materials or Developed Software for third parties. In either event, UICI shall have the unrestricted right to use the Existing Materials or Developed Software, to own the code for all Existing Materials and Developed Software and shall be entitled to all upgrades and software maintenance as is provided to other third party licensees. For each specified item of Developed Software for which Insurdata and UICI enter into an agreement as herein provided, such agreement shall specify that: (a) 25% of any and all royalty payments due to Insurdata from third-party licensees for the use of Developed Software shall be paid by Insurdata to UICI, such payments to be applied, first, to generate for UICI a twelve percent (12%) annual return on unamortized software development costs for the specified Developed Software and, second, to amortize the software development costs for the specified Developed Software, and
                  (b) after all software development costs for the specified Developed Software have been fully amortized, ownership of the specified Developed Software shall pass to Insurdata, subject to reservation by UICI and each Eligible Recipient of a non-exclusive license, with the right to grant sublicenses to UICI Affiliates, to use, copy and create derivative works of the source code and object code versions of such Developed Software. If the parties do not enter into such an agreement for particular Developed Software, UICI shall retain and own all right, title and interest in such Developed Software and in all intellectual property rights therein. In addition, UICI shall own all right, title and interest in all other materials fixed in tangible form by Insurdata to perform its obligations under the Agreement and all intellectual property rights therein.

         (c) Insurdata shall provide UICI with the source code and documentation for the Existing Materials and for all Developed Materials which are created in accordance with this Agreement. Insurdata represents and warrants that: (i) the source code and documentation for such Developed Materials will be sufficient to allow a reasonably knowledgeable and experienced systems programmer to maintain and support such Materials;
                  (ii) the user documentation for such Materials will accurately describe in terms understandable by a typical end user the functions and features of such Developed Materials and the procedures for exercising such functions and features; and
                  (iii) all Developed Software shall have the appropriate source code which matches with the executable object code version. With respect to the Existing Materials, Insurdata agrees that it will revise or create such documentation pertaining thereto as UICI may request from time to time as part of the Services.

14.3     Other Materials

         This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this Article 14) unless otherwise so provided elsewhere in this Agreement.

14.4     General Rights

         (a) Copyright Legends. The Parties agree to reproduce copyright legends which appear on any portion of the Materials which may be owned by third parties.

         (b) No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party (or, in the case of Insurdata, any Eligible Recipient).

14.5     UICI Rights Upon Expiration or Termination of Agreement

         As part of the Transfer Assistance Services, Insurdata shall provide the following to UICI and the Eligible Recipients with respect to Materials and Software:

         (a)      UICI Owned Materials and Developed Materials. Insurdata shall:

                  (1) deliver to UICI all Developed Materials in the format and medium in use by Insurdata in connection with the Services as of the date of such expiration or termination, and shall ensure that all delivered source code matches with the then current production version of the object code as delivered; and

                  (2) following confirmation by UICI that the copies of the UICI Owned Materials delivered by Insurdata are acceptable and the completion by Insurdata of any Transfer Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Materials then in Insurdata's possession and cease using such Materials for any purpose; provided, however, that Insurdata may retain one (1) copy of the UICI Data to determine Insurdata's rights under this Agreement.

15.      REPRESENTATIONS AND WARRANTIES

15.1     Work Standards

         Insurdata represents and warrants that the Services shall be executed in a timely and workmanlike manner, in accordance with the practices of the information technology outsourcing industry and the Performance Standards. Insurdata covenants that it shall use qualified individuals with the experience, competence and skill necessary to perform the Services.

15.2     Maintenance

         Insurdata represents and warrants that it shall, as part of the Services, maintain the UICI Equipment and UICI Software: (i) in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on Equipment for which Insurdata is designated to be responsible hereunder in accordance with the applicable Equipment manufacturer's recommendations and requirements; and (iii) performing Software maintenance in accordance with the applicable Software vendor's written documentation. For Third Party Equipment and Software no longer supported by the licensor or manufacturer Insurdata shall use commercially reasonable efforts to perform maintenance as required.

15.3     Efficiency and Cost Effectiveness

         Insurdata shall use its best efforts to provide the Services in a cost-effective manner consistent with the Performance Standards. Without limiting the generality of the foregoing, such actions shall include:

         (a) considering the economic circumstances in which the Services are provided, including the impact upon UICI and the Eligible Recipients of alternative technologies, applicable economies of scale, costs associated with compliance with Laws and Insurdata's projections of UICI's retained resource requirements;

         (b) making adjustments in the timing of actions (consistent with UICI's priorities and schedules for the Services and Insurdata's obligation to meet the Performance Standards);

         (c) delaying or accelerating, as appropriate, the performance of noncritical functions within limits acceptable to UICI;

         (d) tuning or optimizing the systems, including memory, used to perform the Services (including providing advice and suggestions to UICI to assist UICI in UICI's tuning of Applications Software to optimize performance and minimize costs);

         (e) controlling its use of the UICI data network by scheduling usage, where possible, to low utilization periods;

         (f) using alternative technologies to perform the Services when approved by UICI; and

         (g) efficiently using resources for which UICI is charged hereunder, consistent with industry norms, and compiling data concerning such efficient use in segregated and auditable form whenever possible.

15.4     Developed Materials

         Insurdata represents and warrants that the Developed Materials will perform and function in conformance with the specifications for the same. Insurdata does not assure uninterrupted or error-free operation of the Developed Materials, or that the Developed Materials will be free of bugs, defects or mistakes, or that Insurdata will correct all defects therein.

15.5     Non-Infringement

         Each Party represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any U.S. patent, copyright, trademark or similar proprietary rights conferred by contract or by common law or by the law of the U.S. or any state therein of any third party; provided, however, that the performing Party shall not have any obligation or liability to the extent any infringement or misappropriation is caused by (i) modifications or misuse made by the other Party or its subcontractors without the knowledge or approval of the performing Party, (ii) the other Party's combination of the performing Party's work product or Materials with items not furnished or specified by the performing Party or contemplated by this Agreement, (iii) a breach of this Agreement by the other Party, or (iv) Third Party Software, except to the extent that such infringement or misappropriation arises from the failure of the performing Party to obtain the necessary licenses or Required Consents or to abide by the limitations of the applicable Third Party Software licenses. In addition, Insurdata represents and warrants that it will use commercially reasonable efforts to obtain intellectual property indemnification for UICI pursuant to any agreements that Insurdata enters into after the Effective Date in connection with providing the Services with respect to Third Party Software, from the suppliers of such Software, that is comparable to the intellectual property indemnification provided by Insurdata to UICI under this Agreement, and will use reasonable efforts to notify UICI of all failures to obtain such indemnification.

15.6     Authorization

         Each Party represents and warrants to the other that:

         (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation;

         (b) It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

         (c) It has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable federal, state or local laws and under all applicable rules and regulations of all authorities having jurisdiction over the Services;

         (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

         (e) The execution, delivery and performance of this Agreement shall not constitute a violation of any judgment, order or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

15.7     Malicious Code

         Each Party represents and warrants that it shall take commercially reasonable actions and precautions to prevent the introduction and proliferation, and reduce the effects, of any Malicious Code into UICI's information technology environment or any system used by Insurdata to provide the Services. Insurdata shall provide corrective Services at no cost to UICI in the event any Malicious Code is introduced as a result of Insurdata's gross negligence or willful misconduct.

15.8     Disabling Code

         Neither Party shall without the prior written consent of the other Party insert into the Software any code which could be invoked to disable or otherwise shut down all or any portion of the Services. With respect to any disabling code that may be part of the Software, neither Party shall invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without the other Party's prior written consent.

15.9     Compliance with Laws

         Each Party represents and warrants that the Software, Materials and Services provided by such Party shall be in compliance with all applicable Laws on the Effective Date and shall remain in compliance with such Laws for the entire Term of the Agreement. Insurdata shall comply with all Laws applicable to the provision of Services. UICI shall comply with all Laws applicable to the receipt of Services.

15.10    Remedy

         In the event of any breach by Insurdata of any of the warranties set forth in this Article 15, Insurdata shall promptly correct or cause the correction of the deficiencies giving rise to the breach without charge to UICI. In the event of any breach by UICI of any of the warranties set forth in this Article 15, UICI shall promptly correct or cause the correction of the deficiencies giving rise to the breach without charge to Insurdata. In the event of any breach of a warranty set forth in this Article 15 that causes a significant impact on UICI's ability to perform a material function required by UICI's business, Insurdata shall use its diligent efforts to correct the deficiency within twenty-four (24) hours after Insurdata discovers or receives notice of the deficiency; if failure to restore begins to materially affect UICI's business, Insurdata will use its best commercially reasonable efforts to restore critical production functions as soon as possible.

15.11    Disclaimer of Warranties

         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

16.      INSURANCE AND RISK OF LOSS

16.1     Insurance

         (a) Requirements. Insurdata agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the term of this Agreement:

                  (1)  Workers' Compensation and Employer's Liability Insurance:

                       (i) Statutory Workers' Compensation including occupational disease in accordance with applicable Laws.

                       (ii) Employer's Liability Insurance with minimum limits reasonably acceptable to UICI.

                  (2) Commercial General Liability Insurance and Umbrella Liability Insurance (including contractual liability insurance) providing coverage for bodily injury and property damage with combined single limits of not less than one million dollars ($1,000,000) per occurrence, and two million dollars ($2,000,000) in the aggregate.

                  (3) Commercial Business Automobile Liability Insurance including coverage for all owned, non-owned, leased and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than one million dollars ($1,000,000) per occurrence.

                  (4) Employee Dishonesty and Computer Fraud Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Insurdata Personnel, acting alone or with others, in an amount not less than five million dollars ($5,000,000) per occurrence.

         (b) Approved Companies. If applicable, Insurdata may self insure to the extent allowed by law.

         (c) Endorsements. With respect to subsections (a)(2) and (a)(3) above, Insurdata's insurance policies as required herein shall name UICI and all of its subsidiaries, Affiliates, officers, directors, agents, servants and employees as Additional Insureds for any and all liability arising at any time in connection with Insurdata's performance under this Agreement. Insurdata shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

         (d) Certificates. Insurdata shall upon UICI's request provide UICI with certificates of insurance evidencing compliance with this
                  Article 16 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall include a statement that the issuing company shall not cancel, nonrenew, reduce or otherwise change the insurance afforded under the above policies unless thirty
                  (30) days' notice of such cancellation, nonrenewal, reduction or change has been provided to:

                                      UICI
                                      4001 McEwen
                                      Suite 200
                                      Dallas, Texas 75244
                                      Attention: General Counsel

         (e) No Implied Limitation. The obligation of Insurdata to provide the insurance specified herein shall not limit in any way any obligation or liability of Insurdata provided elsewhere in this Agreement.

16.2     Risk of Loss

Except as provided below, each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other Materials owned by it. Each Party shall promptly notify the other of any damage (except normal wear and tear), destruction, loss, theft or governmental taking of any item of Equipment, Software or other Materials in the possession of such Party or on its premises of such Party, whether or not insured against by such Party, whether partial or complete ("Event of Loss"). For any UICI Event of Loss, Insurdata shall cooperate and assist UICI with respect to the repair or replacement as part of the Services. Insurdata shall be responsible for any such UICI Event of Loss which results from Insurdata's gross negligence or willful misconduct.

17.      INDEMNITIES

17.1     Indemnity by Insurdata

         Insurdata agrees to indemnify, defend and hold harmless UICI and the Eligible Recipients and their respective officers, directors, employees, agents, Affiliates, successors and assigns from any and all Losses and threatened Losses due to third party claims arising from or in connection with any of the following:

         (a) Insurdata's breach of any of its representations and warranties set forth in this Agreement, or arising out of Insurdata's failure to observe or perform any of its covenants, duties or obligations to be observed or performed pursuant to this Agreement after the Effective Date;

         (b) Insurdata's breach of its material obligations with respect to UICI Proprietary Information;

         (c) Occurrences that Insurdata is required to insure against pursuant to Section 16.1, to the extent of Insurdata's actual coverage under its insurance policies, or in the event Insurdata fails to obtain the applicable insurance policy pursuant to Section 16.1, to the extent of the coverage required therein; provided, however, that this provision shall not limit UICI's right to indemnity under any other provision of this Article 17;

         (d) Infringement or alleged infringement of a patent, trade secret, copyright or other proprietary rights conferred by contract, common law or by the law of the U.S. or any state therein in contravention of Insurdata's representations and warranties in Section 15.5 provided that Insurdata shall have no obligation with respect to any Losses to the extent the same arises out of or in connection with UICI's modification or misuse of Equipment, systems, programs or products, or UICI's combination, operation or use with devices, data, Equipment, systems, programs or products not furnished by Insurdata or its subcontractors or agents; provided, further, that if such a claim is made or appears likely to be made, UICI agrees to permit Insurdata to obtain the right for UICI to continue to use such Equipment, system, program or product, or to modify it or replace it with one that is at least functionally equivalent;

         (e) Claims by government regulators or agencies for fines, penalties, sanctions or other remedies arising from or in connection with Insurdata's failure to perform its responsibilities under this Agreement to the extent such fines, penalties, sanctions or other remedies related to such failure were caused by Insurdata and not by UICI or at UICI's direction and to the extent that UICI provides to Insurdata notice of the basis of the same;

         (f) Taxes assessed against UICI, together with interest and penalties, that are the responsibility of Insurdata under
                  Section 11.3; and

         (g) Products, services or systems provided by Insurdata or its Subcontractors or authorized distributors directly to a third party, unless or to the extent such claim arises from the acts or omissions of UICI, or from the UICI Owned Software.

17.2     Indemnity by UICI

         UICI agrees to indemnify, defend and hold harmless Insurdata and its officers, directors, employees, agents, Affiliates, successors and assigns from any Losses and threatened Losses due to third party claims arising from or in connection with any of the following:

         (a) UICI's breach of any of its representations and warranties set forth in this Agreement, or arising out of UICI's failure to observe or perform any of its covenants, duties or obligations to be observed or performed pursuant to this Agreement after the Effective Date;

         (b) UICI's breach of its material obligations with respect to Insurdata's Proprietary Information;

         (c) Infringement or alleged infringement of a patent, trade secret, copyright or other proprietary rights conferred by contract, common law or by the law of the U.S. or any state therein in contravention of UICI's representations and warranties in Section 15.5 provided that UICI shall have no obligation with respect to any Losses to the extent the same arises out of or in connection with Insurdata's modification or misuse of Equipment, systems, programs or products, or Insurdata's combination, operation or use with devices, data, Equipment, systems, programs or products not furnished by UICI or its subcontractors or agents; provided, further, that if such a claim is made or appears likely to be made, Insurdata agrees to permit UICI to obtain the right for Insurdata to continue to use such Equipment, system, program or product, or to modify it or replace it with one that is at least functionally equivalent;

         (d) Taxes assessed against Insurdata or its agents, together with interest and penalties, that are the responsibility of UICI under Section 11.3;


         (e) Products, services or systems provided by UICI or any Eligible Recipient to a third party; and

         (f) Claims by government regulators or agencies for fines, penalties, sanctions or other remedies arising from or in connection with UICI's failure to perform its responsibilities under this Agreement to the extent such fines, penalties, sanctions or other remedies related to such failure were caused by UICI and not by Insurdata or at Insurdata's direction.

17.3     Additional Indemnities

         Insurdata and UICI each agree to indemnify, defend and hold harmless the other, and the Eligible Recipients and their respective Affiliates, officers, directors, employees, agents, successors and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer or potential employer of a person.

17.4     Infringement

         (a) If any item used by Insurdata to provide the Services becomes the subject of an infringement or misappropriation claim or proceeding, Insurdata shall, unless such item was provided by UICI or an Eligible Recipient or was used at the request of either UICI or an Eligible Recipient, promptly take one of the following actions at no additional charge to UICI: (i) secure the right to continue using the item; or (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not materially degrade the performance or quality of the affected component of the Services. If alternatives (i) and (ii) are not feasible, Insurdata shall remove the item from the Services and equitably adjust the Charges, if appropriate, to reflect such removal.

         (b) If any item provided by UICI to Insurdata in its provision of the Services becomes, or in UICI's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, UICI shall promptly take one of the following actions at no charge to Insurdata: (i) secure the right to continue using the item; or (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not materially degrade the performance or quality of the affected component of the Services. As part of the Services, Insurdata will cooperate with and assist UICI in taking such action.

17.5     Indemnification Procedures

         With respect to third party claims (other than those covered by Section 17.1(e) and 17.2(f), the following procedures shall apply:

         (a) Notice. Promptly after receipt by any entity entitled to indemnification (under Sections 17.1 through 17.3) of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that such indemnitor has been harmed by such delay or failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing that the indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").


         (b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that
                  (i) the indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim imposing any obligations or restrictions on the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that (i) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the indemnitor shall pay the fees and expenses associated with such counsel if, in the reasonable judgment of the indemnitee, based on an opinion of counsel, there is a conflict of interest with respect to such claim. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or
                  (z) the time period within which to deliver a Notice of Election has not yet expired.

         (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the reasonable cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses.

17.6     Indemnification Procedures -- Governmental Claims

         With respect to claims covered by Section 17.1(e) or Section 17.2(f), the following procedures shall apply:

         (1) Notice. Promptly after receipt by the indemnitee of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to Section 17.1(e) or Section 17.2(f), the indemnitee shall notify the indemnitor of such claim in writing. No delay or failure to so notify the indemnitor shall relieve the indemnitor of its obligations under this Agreement except to the extent that the indemnitor has been harmed by such delay or failure.

         (2) Procedure for Defense. The indemnitee shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that the indemnitee shall obtain the prior approval of the indemnitor before entering into any settlement of such claim involving the payment of moneys for which the indemnitor will ultimately be financially responsible under Section 17.1(e) or Section 17.2(f).

17.7     Subrogation

         In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 17.1 through 17.3 or any other provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

18.      LIABILITY

18.1     General Intent

         Subject to the specific provisions of this Article 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

18.2     Force Majeure

         (a) Subject to Section 18.2(d), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, failure of telecommunications carriers, strikes or lockouts or labor disputes by third parties, or any other similar cause beyond the reasonable control of such Party (each a "Force Majeure"); provided that the non-performing Party cannot reasonably circumvent the delay through the use of commercially reasonable alternate sources, workaround plans or other means. A labor dispute involving a Party (or, in the case of Insurdata, a Subcontractor) and its own personnel shall not excuse such Party from its obligations hereunder.

         (b) In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so prevented, hindered or delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within five (5) days of the inception of such delay) and describe at a reasonable level of detail the circumstances of such Force Majeure event.

         (c) If any event described in Section 18.2(a) substantially prevents, hinders or delays the performance by Insurdata or one of its Subcontractors of Services associated with critical UICI functions (i.e., functions the non-performance of which would have an adverse effect on the conduct of UICI's business) UICI may procure such Services from an alternate source, and Insurdata shall be liable for payment for such services from the alternate source for so long as the delay in performance shall continue, up to the maximum amount of the charges, if any, actually paid to Insurdata for the specific portion of the Services which have been prevented, hindered or delayed with respect to the period of non-performance. In addition, if any event described in Section 18.2(a) substantially prevents, hinders or delays the performance by Insurdata or one of its Subcontractors of Services associated with critical UICI functions for more than one hundred and eighty (180) days, UICI, at its option, may terminate any portion of this Agreement so affected without payment of Termination Charges and UICI will pay Insurdata any reasonable Out-of-Pocket Expenses associated with ramp-down transition costs.

         (d) Upon the occurrence of a Force Majeure event, Insurdata shall, to the extent possible, implement promptly, as appropriate, its disaster recovery plan and provide disaster recovery services therewith, in each case as described in the Policy and Procedures Manual. The occurrence of a Force Majeure event shall not relieve Insurdata of its obligation to implement its disaster recovery plan and provide disaster recovery services.

         (e) Except as stated in Section 18.2(c), nothing in this Section shall limit or otherwise relieve UICI's obligation to pay any moneys due Insurdata under the terms of this Agreement; provided that if Insurdata fails to provide Services in accordance with this Agreement due to the occurrence of a Force Majeure event, all amounts payable to Insurdata hereunder shall be equitably adjusted in a manner such that UICI is not required to pay any amounts for Services that it is not receiving.

         (f) Without limiting Insurdata's obligations under this Agreement, whenever a Force Majeure event causes Insurdata to allocate limited resources between or among Insurdata's customers and Affiliates, UICI shall be treated at least as favorably as other similarly situated customers expending comparable amounts on an annual basis for the same or substantially similar services.

18.3     Limitation of Liability

         (a) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, COLLATERAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE

                  FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. This Section 18.3(a) shall not limit Insurdata's right to recover any amounts becoming due for Services provided under the Agreement.

         (b) Except as provided below, the total aggregate liability of either Party for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited, in aggregate to an amount equal to the total payments received by Insurdata pursuant to this Agreement and/or the Existing Agreements for one year prior to the month in which the first event giving rise to the liability occurred.

         (c) The limitations of liability set forth in Section 18.3(b) shall not apply with respect to (i) any obligation or failure by UICI to pay any amounts due or past due and owing to Insurdata pursuant to the terms of the Agreement; (ii) Losses by either Party for bodily injury or damage to real property or tangible personal property; and (iii) either Party's obligation to indemnify the other Party as provided in Sections 17.1(b), 17.1(d), 17.1(f), 17.1(g), 17.2(b), 17.2(c)
                  and 17.2(d).

         (d) Failure by a Party to pay valid and accurate charges due and payable hereunder will not be counted toward the liability cap.

         (e) The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result directly from either Party's failure to perform in accordance with this Agreement:

                  (1) Costs and expenses of recreating or reloading any lost, stolen or damaged UICI data;

                  (2) Costs and expenses of implementing a workaround in respect of a failure to provide the Services or any part thereof;

                  (3) Costs and expenses of replacing lost, stolen or damaged Equipment, Software and Materials;

                  (4) Costs and expenses incurred to procure the Services from an alternate source, to the extent in excess of Insurdata's charges under this Agreement;

                  (5) Straight time, overtime or related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to failure of Insurdata to provide all or a portion of the Services incurred in connection with (1) through
                           (4) above; and

                  (6) Payments or penalties imposed by a governmental body or regulatory agency for failure to comply with requirements or deadlines.

                  The provisions of this Section 18.3(e) are included solely for the purpose of defining certain direct damages, and shall not be deemed or construed as creating any liability for such damages to the extent a Party may not be expressly liable for such damages under the other terms and provisions of this Agreement.

19.      CONTRACT GOVERNANCE AND DISPUTE RESOLUTION

19.1     Informal Dispute Resolution

         Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

         (a) The Parties agree that the UICI Contract Executive and the Insurdata Project Executive will attempt in good faith to resolve all disputes. In the event the UICI Contract Executive and the Insurdata Project Executive are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the senior managers specified in
                  Section 19.1(b) below upon written notice to the other Party.

         (b) Within five (5) business days of a notice under Section 19.1(a) above referring a dispute for resolution by senior managers, the UICI Contract Executive and the Insurdata Project Executive will each prepare and provide to the Insurdata Vice President of Client Services and the UICI Chief Information Officer or their designate, respectively, summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation, for their review. The designated representatives will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed-upon statements of fact or written statements of position.

         (c) During the course of negotiations under Section 19.1(a) or 19.1(b) above, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored so each of the parties may be fully advised of the other's position.

         (d)      Formal proceedings for the resolution of a dispute pursuant to
                  Section 19.2 may not be commenced until the earlier of:

                  (1) the senior managers under Section 19.1(b) above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; and

                  (2) fifteen (15) days after the notice under Section 19.1(a) above referring the dispute to senior managers.

                  This provision will not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier (i) to avoid the expiration of any applicable limitations period, or (ii) to preserve a superior position with respect to other creditors.

19.2     Binding Arbitration

         If the Parties are unable to reach agreement on any dispute that arises between the Parties relating to this Agreement within the time period required in Section 19.1(d) above (the "Dispute Date"), then within ten
         (10) days after the Dispute Date, each of the Parties shall each simultaneously submit to each other in a sealed envelope its good faith proposal to resolve the dispute.

         If neither Party accepts the other Party's proposed solution for the dispute as included in the sealed envelope within ten (10) days after receipt of such proposal, the Parties shall submit the dispute to binding arbitration to be conducted by an arbitrator selected by mutual consent of the Parties, or if the Parties are unable to agree, then by the American Arbitration Association. The arbitrator shall conduct an arbitration in accordance with the rules of the American Arbitration Association in Dallas, Texas, and shall select one of the two good faith proposals to resolve the dispute. The decision of the arbitrator as to such resolution shall be submitted in writing to, and be final and binding on, the Parties. The cost of the arbitration shall be borne in its entirety by the non-prevailing Party.

19.3     Intentionally Omitted

19.4     Continued Performance

         Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement (including payment by UICI for the Services and providing all Services and Transfer Assistance Services) while any dispute is being resolved unless and until the Term ends.

19.5     Governing Law

         This Agreement and performance under it shall be governed by and construed in accordance with the applicable laws of the State of Texas, without giving effect to the principles thereof relating to conflicts of laws.

19.6     Expiration of Claims

         No claims may be asserted by either Party more than two (2) years after the later of (i) the date UICI received the invoice containing the disputed Charge(s) or amount(s), (ii) the date on which the act or omission giving rise to the claim occurred, or (iii) the date on which such act or omission was or should have been discovered. Failure to make such a claim within such two-year period shall forever bar the claim.

20.      TERMINATION

20.1     Termination for Cause

         (a)      If Insurdata:

                  (1) commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice of the breach from UICI, unless such breach cannot be reasonably cured in such 30 day period, in which case UICI shall not have the right to terminate if Insurdata promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period); or

                  (2) commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Agreement, which breaches are not cured within thirty (30) days after written notice of the breaches from UICI, unless such breaches cannot be reasonably cured in such 30 day period, in which case UICI shall not have the right to terminate if Insurdata promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period);

                           then UICI may, by giving written notice to Insurdata, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

         (b) If UICI commits a material breach of this Agreement (except for material breaches caused by UICI's failure to make undisputed payments as set forth in Section 20.1(c) below), which breach is not cured within thirty (30) days after written notice of the breach from Insurdata, unless such breach cannot be reasonably cured in such 30 day period, in which case Insurdata shall not have the right to terminate if UICI promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period); then Insurdata may, by giving written notice to UICI, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

         (c) If UICI commits a material breach of this Agreement by failing to make an undisputed payment to Insurdata which is due and payable hereunder, which breach is not cured within thirty
                  (30) days after such payment becomes due and payable, then Insurdata may, by giving written notice to UICI, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

20.2     Critical Services

         Without limiting UICI's rights under Section 20.1, if Insurdata commits a material breach which has a significant impact on UICI's ability to perform a material function required by UICI's business, and Insurdata is unable to provide a reasonable workaround or functionally cure such breach within three (3) UICI business days, or such longer period if such breach requires disaster recovery services as soon as such services are available, UICI may, in addition to its other remedies at law and in equity, obtain from a third party or provide for itself such services which will allow UICI to conduct UICI's business until Insurdata has cured the breach or this Agreement is terminated. To the extent UICI continues to pay the Charges to Insurdata which cover the same portion of the Services as are being provided by the third party during the period of breach, Insurdata shall reimburse UICI for all costs and expenses of obtaining or providing such services for up to one hundred eighty (180) days. The express inclusion of this remedy in this Section 20.2 does not limit UICI's right to use a similar remedy for other breaches by Insurdata of this Agreement.

20.3     Termination for Convenience

         Either Party may terminate the Agreement for convenience and without cause at any time by giving the other Party at least one hundred eighty
         (180) days' prior written notice designating the termination date. In the event that a purported termination for cause by UICI under Section
         20.1 is determined by a competent authority not to be properly a termination for cause, then such termination by UICI shall be deemed to be a termination for convenience under this Section 20.3.

20.4     UICI's Right to Extend the Termination Date

         Except in the case of a valid termination for cause by Insurdata (unless UICI agrees to pay for Services provided by or for Insurdata in advance and cures any payment default that causes such termination), UICI may elect, upon sixty (60) days' prior written notice, to extend the effective date of any expiration/termination or Transfer Assistance one time, at its sole discretion, provided that the total of such extension will not exceed one hundred and eighty (180) days following the originally specified effective termination date without Insurdata's prior written consent. For any notice or notices of such extensions provided to Insurdata within thirty (30) days prior to the actual date of termination, UICI shall reimburse Insurdata for additional expenses reasonably incurred by Insurdata as a result thereof.

20.5     Termination upon Insurdata Change of Control

         In the event of a Change in Control of HealthAxis (or other surviving entity), UICI may terminate this Agreement by giving Insurdata notice of the termination at least 90 days prior to the termination date specified in the notice. For the purposes of this Agreement, a "Change in Control" means a change in the legal, beneficial or equitable ownership, directly or indirectly, of 50% or more of the aggregate of all voting equity interests in an Entity or other equity interests having the right to 50% or more of the profits of an Entity or, in the event of dissolution, to 50% or more of the assets of an Entity; and, in the case of a general partnership, also includes the holding by an Entity (or one of its Affiliates) of the position of sole general partner; and in the case of a corporation, also includes a material change in the composition of the board of directors of an Entity; provided, however, that a Change in Control of Insurdata shall not be deemed to have occurred upon (a) the merger of HealthAxis and Insurdata in accordance with the terms of the Merger Agreement and/or (b) upon the subsequent merger of HealthAxis with and into Provident American Corporation.

20.6     Equitable Remedies

         Insurdata acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to provide UICI Transfer Assistance Services as provided in Section 4.2, UICI will be irreparably harmed. In such a circumstance, UICI may proceed directly to court solely for the purpose of seeking any equitable remedy available to UICI in such a circumstance. In such event, Insurdata agrees that it will not utilize as a defense that UICI did not suffer harm due to Insurdata's breach of its obligations to provide UICI with Transfer Assistance Services.

21.      GENERAL

         21.1     Binding Nature and Assignment

         (a) Binding Nature. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

         (b) Assignment. Neither Party may, or will have the power to, assign this Agreement (it being understood that the merger of Insurdata and HealthAxis, and the subsequent merger of HealthAxis and Provident American Corporation shall not be deemed to be an assignment hereof) without the prior written consent of the other, except in the following circumstances:

                  (1) Either Party may assign its rights and obligations under this Agreement, without the approval of the other Party, to an Affiliate which expressly assumes such Party's obligations and responsibilities hereunder and is not a direct competitor of the other Party; provided that the assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement. Any Party assigning its rights or obligations to an Affiliate in accordance with this Agreement shall, within three (3) business days after such assignment, provide written notice thereof to the other Party together with a copy of the assignment document.

                  (2) Either Party may assign its rights and obligations under this Agreement to an Entity acquiring, directly or indirectly, Control of such Party, an Entity into which such Party is merged or an Entity acquiring all or substantially all of such Party's assets, without the approval of the other Party. The acquirer or surviving Entity shall agree in writing to be bound by the terms and conditions of this Agreement. Any Entity receiving the Services shall show evidence that it can satisfy its obligations under the Agreement.

         (c) Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

21.2     Entire Agreement; Amendment

         This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supercedes all prior agreements, representations, warranties, promises, covenants, commitments or undertakings, whether written or oral, with respect to the subject matter contained in this Agreement, including, without limitation, the Existing Agreements. No amendment, modification, change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver or discharge is sought to be enforced. Notwithstanding anything herein to the contrary, this Agreement shall not be deemed or construed as superceding or replacing the Excluded Agreements or any existing agreements between UICI and/or any Eligible Recipient and HealthAxis.

21.3     Compliance with Laws and Regulations

         (a) Insurdata shall perform its obligations in a manner that complies with applicable Laws, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by Insurdata with any such Laws occurs, Insurdata shall promptly notify UICI of such charges in writing.

         (b) UICI shall perform its obligations under this Agreement in a manner that complies with applicable Laws, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by UICI with any such Laws occurs, UICI shall promptly notify Insurdata of such charges in writing.

21.4     Notices

         All notices, requests, demands and determinations under this Agreement (other than routine operational communications) shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section 21.4, or (iv) six (6) days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

                  In the case of UICI:

                  UICI
                  4001 McEwen
                  Suite 200
                  Dallas, Texas 75244
                  Attention: Chief Information Officer

                  With a copy to:

                  Mayer, Brown & Platt
                  190 South LaSalle Street
                  Chicago, Illinois 60603
                  Attention:  Michael E. Bieniek, Esq.
                  Telephone No.: (312) 701-7377
                  Telecopy No.:  (312) 706-8107

                  In the case of Insurdata:

                  Insurdata Incorporated (HealthAxis.com, Inc. following closing of the Merger Agreement)
                  5215 N. O'Connor Blvd.
                  Suite 800
                  Irving, Texas 75039
                  Attention:  Vice President of Client Services

                  With a copy to:

                  Insurdata Incorporated (HealthAxis.com, Inc. following closing of the Merger Agreement)
                  5215 N. O'Connor Blvd.
                  Suite 800
                  Irving, Texas 75039
                  Attention:  Vice President of Finance & Admin.

         A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee and the date upon which the change will become effective.

21.5     Counterparts

         This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

21.6     Headings

         The article and section headings and the table of contents used herein are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

21.7     Relationship of Parties

         Insurdata, in furnishing services to UICI hereunder, is acting as an independent contractor, and Insurdata has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Insurdata under this Agreement. Insurdata is not an agent of UICI and has no right, power or authority, expressly or impliedly, to represent or bind UICI as to any matters, except as expressly authorized in this Agreement.

21.8     Severability

         In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.9     Consents and Approval

         Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. For purposes of this Section 21.9, unreasonably delayed shall not be longer than seven (7) days unless otherwise agreed by the Parties. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

21.10    Waiver of Default; Cumulative Remedies

         (a) A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

         (b) Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

21.11    Survival

         Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement will survive the expiration or termination of this Agreement to the fullest extent necessary to give the Parties the full benefit of the bargain expressed herein.

21.12    Publicity

         Neither Party shall use the other Party's name or mark or refer to the other Party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement, without the prior written consent of the other Party to each such use or reference. Notwithstanding the foregoing, Insurdata may list UICI as a customer and describe in general terms the Services in proposals and other marketing materials, and may also list this Agreement and its relationship with UICI in any public filings when required by law or in accordance with customary or recommended practice.

21.13    Service Marks

         Each Party agrees that it shall not, without the other Party's prior written consent, use any of the names, service marks or trademarks of each other or the Eligible Recipients or Affiliates in any of its advertising or marketing materials.

21.14    Export

         The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. To the extent within Insurdata's control, Insurdata shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

21.15    Third Party Beneficiaries

         Except as expressly provided herein, this Agreement is entered into solely between, and may be enforced only by, UICI and Insurdata. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, vendors and customers of a Party, or to create any obligations of a Party to any such third parties.

21.16    Order of Precedence

         In the event of a conflict, this Agreement shall take precedence over the Schedules attached hereto, and the Schedules shall take precedence over any attached Exhibits.

21.17    Further Assurances

         Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

21.18    Liens

         Insurdata will not file, or by its sole action or inaction intentionally permit, any mechanics' or materialmen's liens to be filed on or against property or realty of UICI or any Eligible Recipient. In the event that any such liens arise as a result of Insurdata's action or inaction, Insurdata will take commercially reasonable efforts to remove such liens at its sole cost and expense.

21.19    Covenant of Good Faith

         Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

21.20    Acknowledgment

         The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

21.21    Related Entities

         UICI shall cause Eligible Recipients and any divested entities to whom Insurdata provides or has provided the Services to perform and comply with provisions of confidentiality, representations and warranties, limitation of liabilities and other responsibilities of UICI that may be applicable.

21.22    Remarketing

         UICI may not remarket all or any portion of the Services provided under the Agreement, or make all or any portion of the Services available to any Entity other than the Eligible Recipients, without the prior written consent of Insurdata.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

UICI                                                INSURDATA INCORPORATED



By: ________________________                        By: ________________________
Title:                                              Title:
Date:                                               Date: